UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

THE NEW YORK TIMES COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The New York Times Company

Notice of 2016
Annual Meeting and
Proxy Statement

620 Eighth Avenue New York, NY 10018 tel 212-556-1234
Invitation to 2016 Annual Meeting of Stockholders

DATE:	Wednesday, May 4, 2016
TIME:	9:00 a.m.
PLACE:	The New York Times Building
620 Eighth Avenue, 15th Floor, New York, NY 10018

March 22, 2016
Dear Fellow Stockholder:
Please join me at our Annual Meeting on Wednesday, May 4, 2016. This year, we will hold our meeting at an earlier time, 9:00 a.m., and in a new location, the 15th floor of the Company’s headquarters building. At the meeting, you will be asked to vote on the election of the Board of Directors and the ratification of the selection of auditors. We are pleased to announce that all of our directors have agreed to stand for re-election at this year’s Annual Meeting.
In addition, our Class B stockholders will be asked to vote on an advisory resolution to approve executive compensation.
You will also have an opportunity at the meeting to ask questions and express your views to the senior management of the Company. Members of the Board of Directors will also be present.
We are furnishing our proxy materials to stockholders primarily over the Internet. On or about March 22, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials to stockholders informing them that the Proxy Statement, the 2015 Annual Report and voting instructions are available online. As more fully described in that Notice, stockholders also may choose instead to request paper copies of the proxy materials.
Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote your shares (i) using the Internet, (ii) by phone or (iii) by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement on page 2. Please vote as soon as possible.
I hope to see you on May 4th.
ARTHUR SULZBERGER, JR.
Chairman of the Board

620 Eighth Avenue New York, NY 10018 tel 212-556-1234
Notice of Annual Meeting of Stockholders
To be held Wednesday, May 4, 2016
To the Holders of Class A and Class B
Common Stock of The New York Times Company:

The Annual Meeting of Stockholders of The New York Times Company will be held at 9:00 a.m., local time, on Wednesday, May 4, 2016, at The New York Times Building, 620 Eighth Avenue, 15th Floor, New York, NY 10018, for the following purposes:

1.	To elect a Board of 14 members;

2.	To hold an advisory vote to approve executive compensation;

3.	To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 25, 2016; and

4.	To transact such other business as may properly come before the meeting.
Holders of the Class A and Class B common stock as of the close of business on March 7, 2016, are entitled to notice of, and to attend, this meeting as set forth in the Proxy Statement. Class A stockholders are entitled to vote for the election of five of the 14 directors. Class B stockholders are entitled to vote for the election of nine of the 14 directors and on the advisory resolution to approve executive compensation. Class A and Class B stockholders, voting together as a single class, are entitled to vote on the proposal to ratify the selection of Ernst & Young LLP as auditors for the 2016 fiscal year. Class B stockholders are entitled to vote on any other matters presented at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE INTERNET OR THE DESIGNATED TOLL-FREE TELEPHONE NUMBER, OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

New York, NY
March 22, 2016
By Order of the Board of Directors
DIANE BRAYTON
Secretary and Assistant General Counsel

Proxy Statement Summary

This summary highlights certain information contained in this proxy statement. You should read the entire proxy statement carefully before voting.
ANNUAL MEETING OF STOCKHOLDERS

Date:	May 4, 2016
Time:	9:00 a.m.
Location:	The New York Times Building 620 Eighth Avenue, 15th Floor New York, NY 10018

VOTING MATTERS

Proposal		Board Recommendation	More Information
1. Election of Board of Directors of the Company		For	p. 15
Class A stockholders	Class B stockholders
Raul E. Cesan Joichi Ito Dara Khosrowshahi James A. Kohlberg Rebecca Van Dyck	Robert E. Denham Michael Golden Steven B. Green Carolyn D. Greenspon Ellen R. Marram Brian P. McAndrews Arthur Sulzberger, Jr. Mark Thompson Doreen A. Toben
2. Advisory vote on executive compensation (Class B stockholders)		For	p. 62
3. Ratification of selection of Ernst & Young LLP as auditors for fiscal year ending December 25, 2016 (Class A and B stockholders)		For	p. 63

CORPORATE GOVERNANCE HIGHLIGHTS
The Company is committed to strong corporate governance, which remains a critical component of our corporate culture. Below are certain highlights of our governance practices. More information can be found beginning on page 21.

●	Annual election of all directors	●	Ethics policies for directors and all employees
●	Commitment to Board refreshment, with five new directors since 2012	●	Director/executive stock ownership requirements
●	Independent Audit, Compensation and Nominating and Governance Committees	●	Robust director nominee selection process
●	Active lead independent director as Presiding Director	●	Prohibition on hedging/pledging Company stock
●	Annual Board and Committee self-evaluation process	●	Clawback policy
●	Regular executive sessions of non-employee directors and independent directors	●	Comprehensive director orientation

EXECUTIVE COMPENSATION HIGHLIGHTS
The Company’s executive compensation program is designed to support business performance and drive long‑term stockholder value. Below are certain highlights of our 2015 executive compensation program. More information can be found beginning on page 35.

Pay for Performance
●	Significant portion of named executive officers’ target compensation is performance-based. – Approximately 87.5% for CEO – Approximately 70% for other NEOs	●	Under financial metric of annual incentive compensation, above-target compensation is paid only for above-target Company performance.
●	Significant portions of annual and long-term incentive compensation are tied to performance against pre-established, measurable financial performance goals.	●	Under total shareholder return metric of long‑term incentive compensation, above-target compensation is paid only for above-median Company performance; no payout for lower quartile performance.

Executive Compensation Governance
●	Compensation Committee consists solely of independent directors.	●	Meaningful stock ownership guidelines for executive officers (2-5x annual base salary).
●	Compensation Committee directs management to reach out periodically to significant Class A stockholders for feedback on executive compensation matters; considers feedback in designing compensation.	●	Annual risk assessment of executive compensation program.
●	Equity and performance-based awards made under incentive compensation plan prohibiting stock option and stock appreciation right repricing without stockholder approval.	●	Prohibition on hedging/pledging Company stock.
●	No significant perks for executive officers.	●	Clawback policy applicable to executive officers in the event of financial statement restatement.
●	No tax “gross-ups” for executive officers.

The New York Times Company
Proxy Statement
Annual Meeting of Stockholders to be Held on May 4, 2016

VOTING ON MATTERS BEFORE THE ANNUAL MEETING

Q:	What am I voting on?

A:	Stockholders are asked to vote on three items at the 2016 Annual Meeting:

•	Proposal 1: Election of the Board of Directors of The New York Times Company (the “Board”).

•	Proposal 2: Advisory vote to approve executive compensation (the “say-on-pay” vote).

•	Proposal 3: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 25, 2016.

Q:	Who is entitled to vote?

A:
The New York Times Company has two classes of outstanding voting securities: Class A common stock, $.10 par value per share (“Class A stock”) and Class B common stock, $.10 par value per share (“Class B stock”). Stockholders of record of Class A stock or Class B stock as of the close of business on March 7, 2016, may vote at the 2016 Annual Meeting. As of March 7, 2016, there were 160,111,668 shares of Class A stock and 816,635 shares of Class B stock outstanding. Each share of stock is entitled to one vote.

•	Proposal 1: Class A stockholders vote for the election of five of the 14 directors. Class B stockholders vote for the election of nine of the 14 directors.

•	Proposal 2: Class B stockholders vote on this proposal.

•	Proposal 3: Class A and B stockholders, voting together as a single class, vote on this proposal.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:
The Notice of Internet Availability of Proxy Materials (the “Notice”) that we mail to our stockholders (other than those who previously requested printed copies or electronic delivery) directs you to a website where you can access our proxy materials and view instructions on how to vote. By furnishing this Proxy Statement and our 2015 Annual Report to our stockholders by providing access to these documents on the Internet rather than mailing printed copies, we save natural resources and reduce the cost to print and distribute the proxy materials, while providing a convenient way to access the materials and vote. If you would prefer to receive a paper copy of these materials, please follow the instructions included in the Notice.

Q:	How do I get electronic access to the proxy materials?

A:
The Notice provides instructions on how to view the proxy materials for our Annual Meeting on the Internet. In addition, this Proxy Statement is available at http://investors.nytco.com/investors/financials/proxy-statements, and the 2015 Annual Report is available at http://investors.nytco.com/investors/financials/annual-reports.

You can elect to receive all future stockholder communications (i.e., notices of internet availability of proxy materials and other correspondence) electronically by email instead of in print, by choosing this delivery method in the “Investors” section of our website at http://investors.nytco.com/investors/investor-resources/annual-meeting-information. If you choose to receive future stockholder communications electronically, and we encourage you to do so, you will receive an email next year with instructions containing links to those materials and to the proxy voting site. Your election to receive stockholder communications by email will remain in effect until you terminate it or for as long as the email address you provided is valid.

THE NEW YORK TIMES COMPANY - P. 1

Q:	How do I cast my vote?

A:
You can vote your shares either by proxy or in person at the Annual Meeting. (If you hold your shares in The New York Times Companies Supplemental Retirement and Investment Plan (the “Company 401(k) Plan”), please refer to the instructions below under “How do I vote my shares in the Company 401(k) Plan?”)

If you choose to vote by proxy, you may do so by using the Internet or the designated toll-free telephone number, or if you received a printed copy of the proxy materials, by mail. Whichever method you use, for your proxy to be counted, it must be received by 11:59 p.m. Eastern Time on May 3, 2016 (11:59 p.m. Eastern Time on May 1, 2016, for shares held in the Company 401(k) Plan). Each of these procedures is more fully explained below.

•	Vote by Internet
You can vote your shares by Internet on the voting website, http://www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week. Follow the instructions and have your Notice, proxy card or voting instruction form in hand, as you will need to reference your assigned Control Number(s).

•	Vote by Telephone
You can also vote your shares by calling the toll-free telephone number provided on the voting website, http://www.proxyvote.com, and on the proxy card. Telephone voting is available 24 hours a day, seven days a week.

•	Vote by Mail
If you received a printed copy of the proxy materials, you can vote by completing the enclosed proxy card or voting instruction form and returning it in the return envelope provided. If you received a Notice, you can request a printed copy of the proxy materials by following the instructions in the Notice. If you voted by Internet or telephone, you do not need to return your proxy card or voting instruction form.

•	Voting in Person at the Annual Meeting
If you wish to vote in person, written ballots will be available at the Annual Meeting. If you are a beneficial or street name holder, while you are invited to attend the Annual Meeting, you may only vote your shares in person at the Annual Meeting if you bring with you a legal proxy from your broker, bank or other nominee.
Even if you plan to attend the Annual Meeting, you may still cast your vote in advance using any of the methods described above.
If you are a registered holder and submit a proxy without giving instructions, your shares will be voted as recommended by the Board.
If you are a beneficial owner of shares, voting your shares is critical due to a New York Stock Exchange (“NYSE”) rule that prohibits your broker from voting your shares on Proposals 1 and 2 without your instructions. See “What is a broker non-vote?”
If you have any questions about this NYSE rule or the proxy voting process in general, the U.S. Securities and Exchange Commission (the “SEC”) has a website (http://www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.

Q:	What is the difference between holding shares as a “registered holder” and as a “beneficial owner” of shares held in street name?

A:
Registered Holder. If your shares are registered directly in your name on the books of the Company maintained with the Company’s transfer agent, Computershare, you are considered the “registered holder” of those shares, and the Notice is sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name (also called a “street name” holder), and the Notice is forwarded to you by your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account.

THE NEW YORK TIMES COMPANY - P. 2

Q:	What are the procedures for attending the Annual Meeting?

A:
All stockholders as of the record date and members of their immediate families are welcome to attend the Annual Meeting. If you attend, please note that you will be asked to present government-issued identification (such as a driver’s license or passport) and evidence of your share ownership on the record date. This can be the Notice, your proxy card, a brokerage statement or letter from a bank or broker indicating ownership on March 7, 2016, your voting instruction form, or a legal proxy provided by your broker, bank or other nominee.

We will have in place customary security measures, which may include a bag search. The use of cameras, cellphones or other recording devices will not be allowed.
You do not need to attend the Annual Meeting to vote. See “How do I cast my vote?”

Q:	How do I vote my shares in the Company 401(k) Plan?

A:
If you are a participant in the Company 401(k) Plan, you may instruct the trustee for the Company 401(k) Plan on how to vote the shares attributed to your account by mail, by telephone or on the Internet. (Instructions on how to vote by mail, by telephone and on the Internet are set forth above under “How do I cast my vote?”) Voting instructions must be received no later than 11:59 p.m. Eastern Time on May 1, 2016, so that the plan trustee (who votes the shares on behalf of participants of the Company 401(k) Plan) has adequate time to tabulate the voting instructions. The plan trustee will vote those shares as you instruct. If you do not provide timely instructions to the plan trustee, the plan trustee will vote your shares in the same proportion as the shares for which the plan trustee has received timely instructions from others who do vote.

Q:	How does the Board of Directors recommend voting?

A:	The Board of Directors recommends voting:

•	FOR each nominee to the Board of Directors; and

•	FOR the approval, on an advisory basis, of the executive compensation of our named executive officers; and
The Audit Committee of the Board recommends voting:

•	FOR ratification of Ernst & Young LLP as auditors for the fiscal year ending December 25, 2016.

Q:	How will my stock be voted on other business brought up at the Annual Meeting?

A:
By submitting your proxy, you authorize the persons named as proxies to use their discretion in voting on any other matter brought before the Annual Meeting. The Company does not know of any other business to be considered at the Annual Meeting.

Q:	Can I change my vote or revoke my proxy?

A:
Yes. If you are a registered holder, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, by submitting a later-dated proxy (either by mail, telephone or Internet) or by voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

Q:	What is the quorum requirement for the Annual Meeting?

A:
The holders of record of a majority of the Company’s shares of stock issued and outstanding on the record date and entitled to vote, in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting. However, the Certificate of Incorporation of the Company provides that Class A stockholders, voting separately, are entitled to elect 30% of the Board of Directors (or the nearest larger whole number) and Class B stockholders, voting separately, are entitled to elect the balance of the Board of Directors. Accordingly, with respect to the election of directors, the holders of a majority of the shares of each of the Class A and Class B stock, respectively, constitute a quorum for the election of the Board of Directors. In addition, only Class B stockholders are entitled to vote on the advisory say-on-pay vote to approve executive compensation. Accordingly, the holders of a majority of the shares of Class B stock constitute a quorum for this proposal. Broker non-votes and abstentions (as described below) are counted as present for establishing a quorum.

THE NEW YORK TIMES COMPANY - P. 3

Q:	What is the voting requirement to elect the directors and to approve each of the other proposals?

A:	The voting requirements are as follows:

•	Proposal 1: Directors are elected by a plurality of the votes cast. However, please see our policy described on page 21 regarding directors who do not receive more “for” votes than “withheld” votes.

•
Proposal 2: The advisory say-on-pay vote to approve executive compensation requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal.

•
Proposal 3: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 25, 2016, requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class A and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class.

Q:	What is a broker non-vote?

A:
If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority, namely: Proposal 1 (election of the Board of Directors) and Proposal 2 (advisory vote to approve executive compensation). This is called a “broker non-vote.” Your shares will be counted as present at the meeting for quorum purposes but not present and entitled to vote for purposes of these specific proposals. Therefore, it is very important that beneficial owners instruct their broker, bank or other nominee how they wish to vote their shares.

If you do not provide your broker, bank or other nominee with voting instructions with respect to Proposal 3 (ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 25, 2016), your broker, bank or other nominee has discretion to vote your shares on this proposal, which is considered a “routine” management proposal.

Q:	How will broker non-votes, withheld votes or abstentions affect the voting results?

A:
Pursuant to the Company’s By-laws, withheld votes and broker non-votes will have no effect on the election of directors; broker non-votes will have no effect on advisory Proposal 2; and abstentions will have the same effect as votes against advisory Proposal 2 and Proposal 3.

Q:	Who pays for the solicitation of proxies and how are they solicited?

A:
Proxies are solicited by our Board of Directors. The Company bears the costs of the solicitation of the proxies on behalf of the Board of Directors. Our directors, officers or employees may solicit proxies in person, or by mail, telephone, facsimile or electronic transmission. The costs associated with the solicitation of proxies include the cost of preparing, printing and mailing our proxy materials, the Notice and any other information we send to stockholders.

We also pay banks, brokers and other persons representing beneficial owners of shares held in street name certain fees associated with forwarding our proxy materials and obtaining beneficial owners’ voting instructions. We reimburse those firms for their reasonable expenses in accordance with applicable rules. In addition, we have engaged Georgeson Inc. to assist in soliciting proxies for a fee estimated to be $10,000, plus out-of-pocket expenses.

Q:	Who will serve as inspector of election?

A:	We have engaged Broadridge Financial Solutions, Inc. as the independent inspector of election to tabulate stockholder votes at the Annual Meeting.

THE NEW YORK TIMES COMPANY - P. 4

GLOSSARY OF CERTAIN TERMS

To improve the readability of this Proxy Statement, we use certain shortened “defined terms” to refer to various terms that are used frequently. These defined terms are generally provided the first time the longer term appears in the text and, for your convenience, are also set forth below.
“1991 Incentive Plan” means the Company’s 1991 Executive Stock Incentive Plan;
“1997 Trust” means the trust created in 1997 by the four children of Iphigene Ochs Sulzberger (Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger (now deceased) and Arthur Ochs Sulzberger (now deceased) (the “grantors”)) for the benefit of each of the grantors and his or her family;
“2010 Incentive Plan” means The New York Times Company 2010 Incentive Compensation Plan;
“Class A stock” means the Company’s Class A Common Stock, $.10 par value per share;
“Class B stock” means the Company’s Class B Common Stock, $.10 par value per share;
“Company” means The New York Times Company;
“Company 401(k) Plan” means The New York Times Companies Supplemental Retirement and Investment Plan;
“Directors’ Deferral Plan” means the Company’s Non-Employee Directors Deferral Plan;
“Directors’ Incentive Plan” means the Company’s 2004 Non-Employee Directors’ Stock Incentive Plan;
“Pension Plan” means The New York Times Companies Pension Plan;
“Restoration Plan” means The New York Times Company Savings Restoration Plan;
“‘say-on-pay’ vote” means the advisory vote to approve executive compensation under Proposal 2;
“SEC” means the U.S. Securities and Exchange Commission;
“SERP” means The New York Times Company Supplemental Executive Retirement Plan;
“SESP” means The New York Times Company Supplemental Executive Savings Plan; and
“Trustees” means the current trustees of the 1997 Trust: Gertrude A.L. Golden, Hays N. Golden, Michael Golden, Steven B. Green, Carolyn D. Greenspon, Joseph Perpich and Arthur Sulzberger, Jr.

_________________________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2016.
This Proxy Statement is available at http://investors.nytco.com/investors/financials/proxy-statements, and the 2015 Annual Report is available at http://investors.nytco.com/investors/financials/annual-reports.

THE NEW YORK TIMES COMPANY - P. 5

WHERE TO FIND MORE INFORMATION ON THE NEW YORK TIMES COMPANY

Documents Filed with the Securities and Exchange Commission
This Proxy Statement is accompanied by our 2015 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 27, 2015, which we have previously filed with the SEC and which includes audited financial statements.
You can obtain any of the documents we file with the SEC (including our Annual Report on Form 10-K for the fiscal year ended December 27, 2015) by contacting us or the SEC (see below for information on contacting the SEC). To obtain documents from us, please direct requests in writing or by telephone to:
The New York Times Company
620 Eighth Avenue
New York, NY 10018
Phone: (212) 556-1234
Attention: Corporate Secretary
We will send you the requested documents without charge, excluding exhibits.
Additional Information
There are a number of other sources for additional information on The New York Times Company:
SEC. We file reports, proxy statements and other information with the SEC, which can be accessed through the SEC’s website (http://www.sec.gov) or reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room.
NYSE. The Class A stock of The New York Times Company is listed on the NYSE, and reports and other information on the Company can be reviewed at the office of the NYSE at 11 Wall Street, New York, NY 10005.
The New York Times Company website. Our website at http://www.nytco.com provides ongoing information about the Company and its performance, including documents filed with the SEC. In addition, printable versions of the following materials can be found on the Corporate Governance section of our website at http://investors.nytco.com/investors/corporate-governance:
— Corporate Governance Principles
— Board Committee Charters:
•Audit Committee
•Compensation Committee
•Finance Committee
•Nominating & Governance Committee
•Technology & Innovation Committee
— Code of Ethics for the Chairman, Chief Executive Officer, Vice Chairman and Senior Financial Officers
— Code of Ethics for Directors
— Business Ethics Policy
— Policy on Transactions with Related Persons
— Procedures regarding Communications by Security Holders and Other Interested Parties to the Board of Directors
Please note that information contained on our website does not constitute part of this Proxy Statement.

IMPORTANT NOTE:
This Proxy Statement is dated March 22, 2016. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the furnishing of this Proxy Statement to stockholders shall not create any implication to the contrary.

THE NEW YORK TIMES COMPANY - P. 6

GENERAL INFORMATION

The 1997 Trust
Since the purchase of The New York Times newspaper by Adolph S. Ochs in 1896, control of The New York Times and related properties has rested with his family. Family members have taken an active role in the stewardship and management of The New York Times Company. The position of Publisher of The New York Times has been held by various family members, from Adolph S. Ochs to the current Publisher, Arthur Sulzberger, Jr., who also serves as the current Chairman of the Board.
In February 1990, on the death of Adolph S. Ochs’s daughter, Iphigene Ochs Sulzberger (“Mrs. Sulzberger”), control passed to her four children through the automatic termination of a trust established by Mr. Ochs. That trust held 83.7% of the Class B stock of the Company, which is not publicly traded. Holders of Class B stock have the right to elect approximately 70% of the Board of Directors. Mrs. Sulzberger’s four children are: Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger (now deceased) and Arthur Ochs Sulzberger (now deceased) (the “grantors”).
In 1997, the grantors executed an indenture (the “Trust Indenture”) creating a trust (the “1997 Trust”) for the benefit of each of the grantors and his or her family. The grantors transferred to the 1997 Trust all shares of Class B stock previously held by the trust established by Adolph S. Ochs, together with a number of shares of Class A stock. The 1997 Trust currently holds 738,810 shares of Class B stock and 1,400,000 shares of Class A stock. The primary objective of the 1997 Trust is to maintain the editorial independence and the integrity of The New York Times and to continue it as an independent newspaper, entirely fearless, free of ulterior influence and unselfishly devoted to the public welfare (“the primary objective of the 1997 Trust”).
The current trustees of the 1997 Trust are Gertrude A.L. Golden, Hays N. Golden, Michael Golden, Steven B. Green, Carolyn D. Greenspon, Joseph Perpich and Arthur Sulzberger, Jr. (the “Trustees”).
The 1997 Trust will continue in existence until the expiration of 21 years after the death of the last remaining survivor of all descendants of Mrs. Sulzberger living on December 14, 2000. The Trust Indenture is subject to the terms and provisions of a 1986 shareholders agreement (the “Shareholders Agreement”) among the grantors, their children and the Company, which restricts the transfer of Class B stock that is held by the 1997 Trust by requiring, prior to any sale or transfer, the offering of those shares among the other family stockholders and then to the Company at the Class A stock market price then prevailing (or if the Company is the purchaser, at the option of the selling stockholder, in exchange for Class A stock on a share-for-share basis). The Shareholders Agreement provides for the conversion of such shares into Class A stock if the purchase rights are not exercised by the family stockholders or the Company and such shares of Class A stock are to be transferred to a person or persons other than family stockholders or the Company. There are certain exceptions for gifts and other transfers within the family of Adolph S. Ochs, provided that the recipients become parties to the Shareholders Agreement.
In addition, the Shareholders Agreement provides that, if the Company is a party to a merger (other than a merger solely to change the Company’s jurisdiction of incorporation), consolidation or plan of liquidation in which such Class B stock is exchanged for cash, stock, securities or any other property of the Company or of any other corporation or entity, each signing stockholder will convert his or her shares of such Class B stock into Class A stock prior to the effective date of such transaction so that a holder of such shares will receive the same cash, stock or other consideration that a holder of Class A stock would receive in such a transaction. Except for the foregoing, each signing stockholder has agreed not to convert any shares of such Class B stock received from a trust created under the will of Adolph S. Ochs into Class A stock. The Shareholders Agreement will terminate upon the expiration of 21 years after the death of the last remaining survivor of all descendants of Mrs. Sulzberger living on August 5, 1986.
The Trustees, subject to the limited exceptions described below, are directed to retain the Class B stock held in the 1997 Trust and not to sell, distribute or convert such shares into Class A stock and to vote such Class B stock against any merger, sale of assets or other transaction pursuant to which control of The New York Times passes from the Trustees, unless they determine that the primary objective of the 1997 Trust can be achieved better by the sale, distribution or conversion of such stock or by the implementation of such transaction. If, upon such determination, any Class B stock is distributed to the beneficiaries of the 1997 Trust, it must be distributed only to descendants of Mrs. Sulzberger, subject to the provisions of the Shareholders Agreement (if it is still in effect). Similarly, any sale by the 1997 Trust of Class B stock upon such determination can be made only in compliance with the Shareholders Agreement.

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The Trustees are granted various powers and rights, including among others: (i) to vote all of the shares of Class A and Class B stock held by the 1997 Trust; (ii) to nominate the successor trustees who may also serve on the Company’s Board of Directors; and (iii) to amend certain provisions of the Trust Indenture, but not the provisions relating to retaining the Class B stock or the manner in which such shares may be distributed, sold or converted. The terms of the 1997 Trust provide for eight Trustees. At the present time there are seven Trustees and one vacancy. The Trustees act by the affirmative vote of six of the eight Trustees. Generally, a Trustee may be removed by the agreement of six of the remaining seven Trustees. In general, four of the trustees will be appointed by all eight trustees; the remaining four trustees will be elected by the beneficiaries of the 1997 Trust.
Upon the termination of the 1997 Trust at the end of the stated term thereof, the shares of Class A and Class B stock held by such trust will be distributed to the descendants of Mrs. Sulzberger then living.
On March 7, 2016, the Trustees also controlled, through a limited liability company, an additional 4,300,197 shares of Class A stock that are held in various family limited partnerships.
We have been informed by representatives of the Ochs-Sulzberger family that, on March 7, 2016, the aggregate holdings of the 1997 Trust and the descendants of Mrs. Sulzberger represented approximately 11% of the Company’s total outstanding equity (i.e., Class A stock and Class B stock of the Company).

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PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to the knowledge of management, owned beneficially on March 7, 2016, more than 5% of the outstanding shares of either Class A stock or Class B stock:

	Shares (%)
Name and Address	Class A Stock	Percent of Class A Stock	Class B Stock	Percent of Class B Stock
1997 Trust[1,2] 620 Eighth Avenue New York, NY 10018	6,439,007	4.0%	738,810	90.5%
Gertrude A.L. Golden[1,2,3] 620 Eighth Avenue New York, NY 10018	6,548,477	4.1%	739,928	90.6%
Hays N. Golden[1,2,4] 620 Eighth Avenue New York, NY 10018	6,505,680	4.0%	738,810	90.5%
Michael Golden[1,2,5] 620 Eighth Avenue New York, NY 10018	6,893,502	4.3%	739,930	90.6%
Steven B. Green[1,2,6] 620 Eighth Avenue New York, NY 10018	6,504,622	4.0%	738,810	90.5%
Carolyn D. Greenspon[1,2,7] 620 Eighth Avenue New York, NY 10018	6,458,492	4.0%	739,170	90.5%
Joseph Perpich[1,2,8] 620 Eighth Avenue New York, NY 10018	6,592,555	4.1%	740,663	90.7%
Arthur Sulzberger, Jr.[1,2,9] 620 Eighth Avenue New York, NY 10018	7,735,063	4.8%	740,662	90.7%
Carlos Slim Helú[10] Paseo de las Palmas 736 Colonia Lomas de Chapultepec 11000 México, D.F., México	27,803,000	17.4%
Fairpointe Capital LLC[11] One North Franklin Street, Suite 3300 Chicago, IL 60606	13,151,432	8.2%
BlackRock, Inc.[12] 55 East 52nd Street New York, NY 10022	10,866,333	6.8%
Contrarius Investment Management Limited[13] 2 Bond Street St. Helier Jersey JE2 3NP, Channel Islands	9,590,794	6.0%
JHL Capital Group LLC[14] 900 N. Michigan Avenue, Suite 1700 Chicago, IL 60611	9,300,000	5.8%
The Vanguard Group[15] 100 Vanguard Boulevard Malvern, PA 19355	9,050,591	5.7%

1.
Includes (a) 1,400,000 shares of Class A stock and 738,810 shares of Class A stock issuable upon the conversion of 738,810 shares of Class B stock directly owned by the 1997 Trust and (b) 4,300,197 shares of Class A stock indirectly owned by the 1997 Trust through its control of a limited liability company.

Each of the Trustees shares voting and investment power with respect to the shares owned by the 1997 Trust. Therefore, under SEC regulations, each may be deemed a beneficial owner of the shares held by the 1997 Trust. Such shares are therefore included in the amounts listed in this table for each of them. As a result of this

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presentation, there are substantial duplications in the number of shares and percentages shown in the table. By virtue of their being co-trustees of the 1997 Trust, the Trustees could be deemed to comprise a “group” within the meaning of SEC regulations. Such group is the beneficial owner in the aggregate of 8,604,349 shares of Class A stock, representing approximately 5.3% of the outstanding shares of Class A stock. This amount includes those shares directly or indirectly held by the 1997 Trust, as well as (i) 1,117,548 shares of Class A stock directly or indirectly held by individual Trustees, including attributed amounts based on holdings in the Company Stock Fund of the Company 401(k) Plan (as of the last plan statement) and restricted stock units for Class A stock that will vest within 60 days, on the date of the 2016 Annual Meeting; (ii) 6,303 shares of Class A stock issuable upon the conversion of 6,303 shares of Class B stock held directly or indirectly by individual Trustees; and (iii) 1,041,491 shares of Class A stock that could be acquired within 60 days upon the exercise of options granted under the Company’s 1991 Executive Stock Incentive Plan (the “1991 Incentive Plan”), its 2010 Incentive Compensation Plan (the “2010 Incentive Plan”) or its 2004 Non-Employee Directors’ Stock Incentive Plan (the “Directors’ Incentive Plan”). In addition, the Company has been informed by representatives of the Ochs-Sulzberger family that the aggregate holdings of the 1997 Trust and the descendants of Mrs. Sulzberger represent approximately 11% of the Company’s total outstanding equity (i.e., Class A stock and Class B stock of the Company).

2.
Class B stock is convertible into Class A stock on a share-for-share basis. Ownership of Class B stock is therefore deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the table of Class A stock ownership, it has been assumed that each person listed therein as holding Class B stock has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus, all shares of Class B stock held by the 1997 Trust and by the Trustees have been included in the calculation of the total amount of Class A stock owned by each such person as well as in the calculation of the total amount of Class B stock owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

3.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Ms. Golden include (a) 40,678 shares of Class A stock and 1,118 shares of Class B stock held jointly with her husband, (b) 19,456 shares of Class A stock held by two trusts created for the benefit of her daughter, of which Ms. Golden is the sole trustee, and (c) 48,218 shares of Class A stock held in a family trust, of which Ms. Golden is a co-trustee. Ms. Golden disclaims beneficial ownership of all shares held by the trusts described in (b) above. The holdings of Class A stock reported for Ms. Golden exclude (i) 34,905 shares of Class A stock held in a charitable trust, of which her husband is a trustee, and (ii) 3,269 shares of Class A stock held by two trusts, of which her husband is a co-trustee. Ms. Golden disclaims beneficial ownership of all shares held by the trusts described in (i) and (ii) above.

4.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Hays Golden include (a) 18,456 shares of Class A stock held solely and (b) 48,217 shares of Class A stock held by a trust, of which he is a co-trustee. The holdings of Class A stock reported for Mr. Golden exclude 3,450 shares of Class A stock held by a trust, of which his wife is the sole trustee and for which Mr. Golden disclaims beneficial ownership.

5.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Michael Golden include (a) 45,651 shares of Class A stock and 560 shares of Class B stock held solely, (b) 266,180 shares of Class A stock and 560 shares of Class B stock held jointly with his wife, (c) 138,244 shares that could be acquired within 60 days upon the exercise of options granted under the 1991 Incentive Plan and the 2010 Incentive Plan and (d) 3,300 shares of Class A stock equivalents attributed to Mr. Golden based on his holdings in the Company Stock Fund of the Company 401(k) Plan (as of the last plan statement).

6.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Green include (a) 5,615 restricted stock units for Class A stock that will vest within 60 days, on the date of the 2016 Annual Meeting, (b) 10,000 shares of Class A stock held by a limited partnership of which Mr. Green is the controlling general partner and (c) 50,000 shares of Class A stock held in two trusts created for the benefit of his children, of which Mr. Green is a co-trustee. Mr. Green disclaims beneficial ownership of the shares described in (b) above, except to the extent of his pecuniary interest (approximately 75%) in the shares, and the shares described in (c) above. The holdings of Class A stock reported for Mr. Green exclude (i) 300,000 shares of Class A stock and 1,852 shares of Class B stock held by Mr. Green’s wife and (ii) 984 shares of Class A stock held in each of two trusts for the benefit of his children, of which his wife is a co-trustee. Mr. Green disclaims beneficial ownership of the shares described in (i) and (ii) above. In addition to these holdings, 19,475 cash-settled phantom

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Class A stock units have been credited to Mr. Green’s account under the Company’s Non-Employee Directors Deferral Plan (“Directors’ Deferral Plan”).

7.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Ms. Greenspon include (a) 5,510 shares of Class A stock and 360 shares of Class B stock held solely, (b) 5,615 restricted stock units for Class A stock that will vest within 60 days, on the date of the 2016 Annual Meeting, and (c) 8,000 shares of Class A stock that could be acquired within 60 days upon the exercise of options granted under the Directors’ Incentive Plan. In addition to these holdings, 26,426 cash-settled phantom Class A stock units have been credited to Ms. Greenspon’s account under the Directors’ Deferral Plan.

8.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Perpich include 151,695 shares of Class A stock and 1,853 shares of Class B stock held jointly with his wife. The holdings of Mr. Perpich exclude (a) 70,057 shares of Class A stock held by three trusts of which Mr. Perpich’s wife is the trustee and (b) 2,951 shares of Class A stock held by three trusts for the benefit of Mr. Perpich’s children, of which Mr. Perpich’s wife is a co-trustee. Mr. Perpich disclaims beneficial ownership of all shares described in (a) and (b) above.

9.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Sulzberger, Jr. include (a) 343,702 shares of Class A stock and 1,852 shares of Class B stock held solely, (b) 895,247 shares that could be acquired within 60 days upon the exercise of options granted under the 1991 Incentive Plan and 2010 Incentive Plan, (c) 3,287 shares of Class A stock equivalents attributed to Mr. Sulzberger, Jr. based on his holdings in the Company Stock Fund of the Company 401(k) Plan (as of the last plan statement) and (d) 51,968 shares of Class A stock held by four trusts, of which Mr. Sulzberger, Jr. is a co-trustee. Mr. Sulzberger, Jr. disclaims beneficial ownership of the shares described in (d) above. In addition to these holdings, Mr. Sulzberger, Jr. has 100,000 cash-settled stock appreciation rights that were awarded under the 1991 Incentive Plan.

10.
According to information contained in its filings with the SEC related to the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of December 31, 2015, Inversora Carso, S.A. de C.V., formerly known as Inmobiliaria Carso, S.A. de C.V. (“Inversora Carso”) beneficially owns 19,853,000 shares of Class A stock. In addition, Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”), as the parent company of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, owns 7,950,000 shares of Class A stock.

According to the filing, Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”) are beneficiaries of a trust that in turn owns all of the outstanding voting securities of Inversora Carso and a majority of the outstanding voting equity securities of GFI. As a result, the Slim Family may be deemed to beneficially own indirectly 27,803,000 shares of Class A stock, consisting of: (a) the 19,853,000 shares of Class A stock beneficially owned by Inversora Carso and (b) the 7,950,000 shares of Class A stock owned by GFI. In addition, according to filings with the SEC, to the best of the holder’s knowledge, the shares were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

11.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2015, Fairpointe Capital LLC beneficially owned 13,151,432 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

12.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2015, BlackRock, Inc. beneficially owned 10,866,333 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

13.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2015, Contrarius Investment Management Limited and Contrarius Investment Management (Bermuda) Limited beneficially owned 9,590,794 shares of Class A stock. The filing states that, to the best of the holders’ knowledge, the shares were acquired in the ordinary course of such holders’ business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

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14.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2015, JHL Capital Group LLC and JHL Capital Group Master Fund L.P. beneficially owned 9,300,000 shares of Class A stock. The filing states that, to the best of the holders’ knowledge, the shares were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

15.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2015, The Vanguard Group beneficially owned 9,050,591 shares of Class A stock. The filing states that, to the best of the holders’ knowledge, the shares were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

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SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to the Company as of March 7, 2016, of Class A stock and Class B stock, including shares as to which a right to acquire ownership exists (by the exercise of stock options, the vesting of restricted stock units or the conversion of Class B stock into Class A stock) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, of each director named in this Proxy Statement, the chief executive officer, the chief financial officer, the three other most highly compensated executive officers of the Company during 2015, and all directors and executive officers of the Company as a group. A portion of the shares reported below are held by the 1997 Trust, whose Trustees share voting and, in some cases, investment power with respect thereto. See “General Information—The 1997 Trust.” The table also shows, under “Class A Stock Units and SARs,” in the case of non-employee directors, cash-settled phantom stock units credited under the Directors’ Deferral Plan and, in the case of Mr. Sulzberger, Jr., stock appreciation rights (“SARs”) awarded under the 1991 Incentive Plan.

	Class A Stock	Percent of Class A Stock	Class A Stock Units and SARs	Class B Stock	Percent of Class B Stock
Raul E. Cesan[1] Director	69,615	*	84,772	—
Robert E. Denham[1] Director	36,615	*	35,767	—
James M. Follo[2] Executive Vice President and Chief Financial Officer	405,169	*	—	—
Michael Golden[3,4] Vice Chairman and Director	6,893,502	4.3%	—	739,930	90.6%
Steven B. Green[3,4] Director	6,504,622	4.0%	19,475	738,810	90.5%
Carolyn D. Greenspon[3,4] Director	6,458,492	4.0%	26,426	739,170	90.5%
Joichi Ito[1] Director	8,835	*	15,760	—
Dara Khosrowshahi[1] Director	5,615	*	—	—
James A. Kohlberg[1,5] Director	26,985	*	35,767	—
Meredith Kopit Levien[2] Executive Vice President and Chief Revenue Officer	7,228	*	—	—
Ellen R. Marram[1] Director	33,615	*	53,318	—
Brian P. McAndrews[1] Director	8,775	*	15,760	—
Arthur Sulzberger, Jr.[3,4] Chairman of the Board, Publisher, The New York Times, and Director	7,735,063	4.8%	100,000	740,662	90.7%
Mark Thompson[2] President and Chief Executive Officer	629,399	*	—	—
Doreen A. Toben[1] Director	30,115	*	77,278	—
Rebecca Van Dyck[1] Director	5,615	*	—	—
All Directors and Executive Officers[3] (18 Individuals)	10,050,575	6.2%	464,323	742,142	90.9%
*Indicates beneficial ownership of less than 1%.			Footnotes continue on following page.

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1.
The amounts reported include (a) 5,615 restricted stock units for Class A stock that will vest within 60 days, on the date of the 2016 Annual Meeting, and (b) shares of Class A stock that could be acquired within 60 days upon the exercise of stock options under the Directors’ Incentive Plan, as follows: Mr. Cesan, 24,000; Mr. Denham, 16,000; Mr. Kohlberg, 16,000; Ms. Marram, 24,000; and Ms. Toben, 24,000.

2.
The amounts reported include shares of Class A stock that could be acquired within 60 days upon the exercise of stock options awarded under the 1991 Incentive Plan and 2010 Incentive Plan, as follows: Mr. Follo, 292,161 shares and Mr. Thompson, 385,604 shares. For Ms. Kopit Levien, the amounts reported include 7,228 shares of stock–settled restricted stock units that will vest within 60 days, on May 4, 2016; Ms. Kopit Levien will receive a number of shares net of shares withheld to satisfy tax obligations. In addition, the amounts reported include shares of Class A stock equivalents attributed to an executive officer based on their respective holdings (as of the last plan statement) in the Company Stock Fund of the Company 401(k) Plan as follows: Mr. Follo, 3,097 shares and Mr. Thompson, 614 shares. The amounts reported exclude the following stock-settled restricted stock units granted under the 2010 Incentive Plan, which are subject to vesting conditions: Mr. Follo, 34,869; Ms. Kopit Levien, 42,087; and Mr. Thompson, 124,219.

3.
Class B stock is convertible into Class A stock on a share-for-share basis. Ownership of Class B stock is therefore deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the presentation of ownership of Class A stock in this table, it has been assumed that each director and executive officer has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus, all shares of Class B stock held by the directors and executive officers, including shares held by the 1997 Trust, have been included in the calculation of the total amount of Class A stock owned by such persons as well as in the calculation of the total amount of Class B stock owned by such persons. As a result of this presentation, there are duplications in the number of shares and percentages shown in this table.

4.	See “Principal Holders of Common Stock” and “General Information—The 1997 Trust” for a discussion of this person’s holdings.

5.	The holdings for Mr. Kohlberg include 5,370 shares of Class A stock indirectly held by a trust, of which Mr. Kohlberg is the trustee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers and the beneficial holders of more than 10% of the Class A stock are required to file reports with the SEC of changes in their ownership of Company stock. Based on its review of such reports, the Company believes that all such filing requirements were met during 2015.

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PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

Fourteen directors will be elected to the Board of The New York Times Company at the 2016 Annual Meeting. Nominees proposed for election as directors are listed below. Directors will hold office until the next annual meeting and until their successors are elected and qualified. Each of the nominees is now a member of the Board of Directors and was elected at the 2015 Annual Meeting for which proxies were solicited.
The Certificate of Incorporation of the Company provides that Class A stockholders have the right to elect 30% of the Board of Directors (or the nearest larger whole number). Accordingly, Class A stockholders will elect five of the 14 directors; Class B stockholders will elect nine directors. Directors are elected by a plurality of the votes cast. (Please see our policy described on page 21 regarding directors who do not receive more “for” votes than “withheld” votes.) Once elected, our directors have no ongoing status as “Class A” or “Class B” directors and have the same duties and responsibilities to all stockholders. Our Board serves as one Board with fiduciary responsibilities to all stockholders of the Company.

Name	Age	Position with The New York Times Company
Class A Nominees (5)
Raul E. Cesan	68	Director
Joichi Ito	49	Director
Dara Khosrowshahi	46	Director
James A. Kohlberg	58	Director
Rebecca Van Dyck	46	Director
Class B Nominees (9)
Robert E. Denham	70	Director
Michael Golden	66	Vice Chairman
Steven B. Green	51	Director
Carolyn D. Greenspon	47	Director
Ellen R. Marram	69	Director
Brian P. McAndrews	57	Director
Arthur Sulzberger, Jr.	64	Chairman and Publisher, The New York Times
Mark Thompson	58	President, Chief Executive Officer and Director
Doreen A. Toben	66	Director
Proxies will be used to vote for the election of the nominees named unless you withhold the authority to do so when you vote your proxy. Each person nominated for election has consented to being named in this Proxy Statement and has agreed to serve if elected. If any of the nominees become unavailable for election, all uninstructed proxies will be voted for such other person or persons designated by the Board. The Board has no reason to anticipate that this will occur.
Notes on Nominees

•	Michael Golden and Arthur Sulzberger, Jr. are cousins.

•	Steven B. Green’s wife is Mr. Sulzberger, Jr.’s sister and Mr. Golden’s cousin.

•	Carolyn D. Greenspon is the daughter of a cousin of Messrs. Golden and Sulzberger, Jr.

•
The Board has asked Robert E. Denham, who otherwise would be precluded by the Company’s Corporate Governance Principles from standing for re-election due to his age, to stand for re-election at the 2016 Annual Meeting.

Board of Directors—Experience and Qualifications
Consistent with the Company’s Corporate Governance Principles, the Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of director

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nominees, as well as the composition of the Board as a whole. This assessment includes consideration of directors’ independence, character, judgment and business experience, as well as their appreciation of the Company’s core purpose, core values and journalistic mission. The Nominating & Governance Committee also considers the diversity of Board candidates, which may include diversity of skills and experience, as well as geographic, gender, age and ethnic diversity.
Our Board is composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations. Five of our 11 current non-employee directors have served less than four years, three have served between five and eight years and three have served more than 10 years.
We believe that the combination of backgrounds, skills and experiences represented by the 14 director nominees will enable the Board and each of its committees to continue to provide sound judgment and leadership and to function effectively as a group. The biographical information for each director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company. While it is not possible to detail all of the experience, qualifications, attributes or skills possessed by each director, we have set out those unique and important professional characteristics that each person would bring to the Board.
PROFILES OF NOMINEES FOR THE BOARD OF DIRECTORS

Class A Nominees
Raul E. Cesan has served as a member of our Board of Directors since 1999. Mr. Cesan is founder and managing partner of Commercial Worldwide LLC, an investment firm (since 2001). From 1998 to 2001, he was president and chief operating officer of Schering-Plough Corporation. He was executive vice president of Schering-Plough Corporation and president of Schering-Plough Pharmaceuticals from 1994 to 1998. From 1992 to 1994, he was president of Schering Laboratories, U.S. Pharmaceutical Operations, and from 1988 to 1992, he was president of Schering-Plough International. Mr. Cesan has been a director of Gartner, Inc. since 2012.
During his nearly 25-year career at Schering-Plough Corporation, Mr. Cesan served in various capacities, including as the president and chief operating officer as well as the president of Schering-Plough International. Mr. Cesan’s international business and general management experience are valuable assets to the Company and the Board. In addition, Mr. Cesan brings significant financial expertise to the Company, the Board and the Audit Committee.
Joichi Ito has served as a member of our Board of Directors since 2012. Mr. Ito is director of the Media Lab at the Massachusetts Institute of Technology, a laboratory devoted to research projects at the convergence of design, multimedia and technology (since 2011). Mr. Ito has been general partner of Neoteny Labs, an early-stage investment fund focusing on Asia and the Middle East, since 2009, and general partner of Neoteny 3, LP, a venture capital fund, since 2015. Mr. Ito was chairman from 2010 to 2012, and chief executive officer from 2008 to 2011, of Creative Commons. From 2004 to 2006, he was general manager, Global Operations, of Technorati, Inc. and from 1996 to 2003, he was chairman of Infoseek Japan. He was co-founder, 1994, and chief executive officer, from 1995 to 1999, of Digital Garage, Inc. From 1995 to 1996, he was founder and chief executive officer of PSINet Japan. Mr. Ito has been a director of Digital Garage, Inc. since 2006 and Sony Corporation since 2013. He has been a director of PureTech Health since 2014 and chairman since 2015. He was a director of Tucows Inc. from 2008 to 2016.
Mr. Ito brings to the Company and the Board deep digital and international experience in the technology industry, which is highly valued as the Company continues to expand its businesses digitally and globally. He has gained exposure to a wide range of digital businesses as a founder of several Internet companies, as an early investor in numerous businesses and as a director of various public and private companies.
Dara Khosrowshahi has served as a member of our Board of Directors since 2015. Mr. Khosrowshahi is president and chief executive officer of Expedia, Inc. and president of Expedia Worldwide (since 2005). From 1998 to 2005, he held various positions at IAC/InterActive Corp, including president and chief executive officer of IAC Travel, in 2005, and executive vice president and chief financial officer from 2002 to 2005. From 1991 to 1998, he held various positions at Allen & Company LLC. Mr. Khosrowshahi has been a director of Expedia, Inc. since 2005. He was a director of eLong, Inc. (a majority-owned subsidiary of Expedia, Inc.) from 2011 to 2015 and TripAdvisor, Inc. from 2011 to 2013.

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Mr. Khosrowshahi brings to the Company and the Board extensive digital and international experience gained as the chief executive of a leading online business. In addition, Mr. Khosrowshahi brings significant financial expertise to the Company and the Board based on his business experience, which includes serving as a chief executive officer and chief financial officer of public companies. Mr. Khosrowshahi‘s digital, international and financial expertise provide the Board with a valuable perspective highly relevant to the Company’s digital strategy.
James A. Kohlberg has served as a member of our Board of Directors since 2008. Mr. Kohlberg is co-founder (since 1987) and chairman (since 2007) of Kohlberg & Company, a middle-market private equity firm. He has been co‑founder and chairman of Kohlberg Ventures LLC since 2008, and co-founder and chairman of Halogen Media Networks (d/b/a Social Chorus) since 2007. From 2004 to 2015, he served as chairman of ClearEdge Power. He was an investment professional with Kohlberg Kravis Roberts & Co. from 1984 to 1987.
Mr. Kohlberg brings to the Company and the Board his broad business and financial experience. He co-founded and serves on the boards of several private companies, including as chairman of Kohlberg & Company, a private equity firm with over $2 billion of equity capital under management.
Rebecca Van Dyck has served as a member of our Board of Directors since 2015. Ms. Van Dyck is vice president, Consumer and Brand Marketing, of Facebook, Inc. (since 2012). From 2011 to 2012, she was senior vice president and global chief marketing officer of Levi Strauss & Co. From 2007 to 2011, she was senior director, Worldwide Marketing and Communications, of Apple Inc., and from 1994 to 2006, she held various positions at Wieden + Kennedy, Inc., including global account director for Nike International, from 2002 to 2006. From 1992 to 1994, she held various positions at TBWA Worldwide Inc.
Ms. Van Dyck brings to the Company and the Board extensive knowledge of digital consumer brand marketing and management, gained from her experience in senior executive roles at Facebook, Inc., Levi Strauss & Co. and Apple Inc. and in the advertising industry. Ms. Van Dyck’s brand expertise, as well as her international experience, provide the Board with a valuable perspective highly relevant to the Company’s digital strategy.
Class B Nominees
Robert E. Denham has served as a member of our Board of Directors since 2008 and as our presiding director since 2013. Mr. Denham is a partner of Munger, Tolles & Olson LLP (since 1998). From 1992 to 1998, he was chairman and chief executive officer of Salomon Inc, and from 1991 to 1992, he was general counsel of Salomon Inc and Salomon Brothers. From 1985 to 1991, he was managing partner, and from 1973 to 1991, he was partner, of Munger, Tolles & Olson LLP. Mr. Denham has been a director of Oaktree Capital Group LLC since 2007, Chevron Corporation since 2004 and Fomento Económico Mexicano, S.A. de C.V. since 2001. Mr. Denham was a director of UGL Limited from 2012 to 2013 and of Wesco Financial Corporation from 2000 to 2011.
Mr. Denham’s legal practice emphasizes advising clients on strategic and financial issues and providing disclosure and corporate law advice to public and private corporations and boards of directors. In addition, as chairman and chief executive officer of Salomon Inc, Mr. Denham successfully guided that investment banking firm as it was rebuilding. Mr. Denham also has extensive experience serving on the boards (and various board committees) of other large public companies and brings significant financial expertise to the Company, the Board and the Finance Committee. Mr. Denham has also held numerous leadership positions with associations and councils focusing on corporate governance, executive compensation, accounting, professional ethics and business, including serving as chairman of the Financial Accounting Foundation from 2004 to 2009.
Michael Golden has served as our vice chairman since 1997. From 2009 to 2012, he was president and chief operating officer of the Regional Media Group of the Company, and from 2003 to 2008, he was publisher of the International Herald Tribune. From 1997 to 2004, he was senior vice president, and from 1996 to 1997, he was vice president, Operations Development, of the Company. He was executive vice president and publisher of Tennis Magazine from 1994 to 1996 and executive vice president and general manager of NYT Women’s Magazines from 1991 to 1994.
Mr. Golden is a fourth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history to his roles as director and a key member of the Company’s management team. In addition to his current role, he has served in a variety of critical positions since joining the Company in 1984. As a long-time employee of the Company, Mr. Golden has extensive knowledge of our Company and our businesses. In addition, his life-long affiliation with the Company provides the Board with an important historical perspective and a focus on the long-term interests of the Company.

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Steven B. Green has served as a member of our Board of Directors since 2012. Mr. Green is general partner of Ordinance Capital L.P., an investment firm (since 1997). From 1988 to 1995, he was president of Captain Gardner House, a real estate development property, and from 1988 to 1993, he was owner of Medical Transportation Inc.
Mr. Green is married to Mr. Sulzberger, Jr.’s sister, a fourth-generation member of the Ochs-Sulzberger family, and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. His alignment with stockholder interests makes Mr. Green an important part of the Board’s leadership and decision-making process.
Carolyn D. Greenspon has served as a member of our Board of Directors since 2010. Ms. Greenspon is senior consultant (since 2013), and was consultant from 2010 to 2013, at Relative Solutions, LLC, a family business consulting firm. Since 2002, she has been a psychotherapist at Comprehensive Psychiatric Associates. She was a family business consultant from 2008 to 2010. From 1997 to 2003, she held various roles at McLean Hospital, Child and Adolescent Program, including child outpatient therapist, clinical manager, program manager and clinical supervisor.
Ms. Greenspon is a fifth-generation member of the Ochs-Sulzberger family and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. Her alignment with stockholder interests makes Ms. Greenspon an important part of the Board’s leadership and decision-making process.
Ellen R. Marram has served as a member of our Board of Directors since 1998. Ms. Marram is president of The Barnegat Group, LLC, a business advisory firm (since 2006). From 2006 to 2010, she was operating advisor and from 2000 to 2005, she was managing director, of North Castle Partners, LLC. She was president and chief executive officer of efdex, Inc. from 1999 to 2000. From 1993 to 1998, she was president, and from 1997 to 1998 chief executive officer, of Tropicana Beverage Group. She was executive vice president of The Seagram Company Ltd. and Joseph E. Seagram & Sons Inc. from 1993 to 1998. From 1988 to 1993, she was senior vice president of Nabisco Foods Group and president and chief executive officer of Nabisco Biscuit Company. Ms. Marram has been a director of Eli Lilly and Company since 2002 and Ford Motor Company since 1988.
Ms. Marram has spent more than 35 years building brands and companies, serving in key positions at public companies and private equity firms and advising private and public companies. As a result, she brings to the Company and the Board her extensive management, business, consumer brand and marketing experience. In addition, Ms. Marram’s experience in advising companies provides her with multiple perspectives on successful strategies across a variety of businesses.
Brian P. McAndrews has served as a member of our Board of Directors since 2012. Mr. McAndrews is president, chief executive officer and chairman of Pandora Media, Inc. (since 2013). From 2012 to 2013, he was venture partner, and from 2009 to 2011, he was managing director, of Madrona Venture Group, LLC. From 2007 to 2008, he was senior vice president, Advertiser and Publisher Solutions, of Microsoft Corporation. From 2000 to 2007, he was president and chief executive officer, and from 1999 to 2000 chief executive officer, of aQuantive, Inc. From 1990 to 1999, he held various positions of increasing responsibility at ABC, Inc., including executive vice president and general manager of ABC Sports. Mr. McAndrews has been a director of GrubHub, Inc. since 2011 and chairman since 2014. Mr. McAndrews was a director of Clearwire Corporation from 2009 to 2013 and Fisher Communications, Inc. from 2006 to 2013.
Mr. McAndrews brings to the Company and the Board deep digital experience gained through his experience as a chief executive officer of public companies in the technology industry, as well as his private and public company director experience. His background in both traditional and digital media has also given him an understanding of digital advertising and the integration of emerging technologies, which is highly valued by the Company and the Board as the Company continues to expand its digital businesses.
Arthur Sulzberger, Jr. has served as our chairman since 1997 and publisher of The New York Times since 1992. Mr. Sulzberger, Jr. was chief executive officer of the Company from 2011 to 2012. From 1988 to 1992, he was deputy publisher and from 1987 to 1988, he was assistant publisher, of The New York Times.
Mr. Sulzberger, Jr. is a fourth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history to his roles as chairman and publisher of The New York Times. He has served in a variety of critical positions since joining the Company in 1978. As a long-time employee of the Company, including over 20 years as publisher of The New York Times and over 15 years as chairman, Mr. Sulzberger, Jr. has extensive knowledge of our Company and our businesses

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and provides a unique insight and perspective to the Board about the Company’s business strategy and industry opportunities and challenges. In addition, his life-long affiliation with the Company provides the Board with an important historical perspective and a focus on the long-term interests of the Company.
Mark Thompson has served as our president and chief executive officer and as a member of our Board of Directors since 2012. From 2004 to 2012, he was director-general of the British Broadcasting Corporation (the “BBC”), and from 2002 to 2004, he was chief executive of Channel 4 Television Corporation. From 1979 to 2001, he served in various positions of increasing responsibility at the BBC, including director of television and controller of BBC Two.
As the Company’s president and chief executive officer, Mr. Thompson has primary responsibility for overseeing and coordinating all of the Company’s strategy, operations and businesses. Mr. Thompson brings to the Company and the Board a global perspective and more than 30 years of experience in the media industry, including extensive international business and management experience gained serving as director-general of the BBC and chief executive of Channel 4 Television Corporation. In addition, his experience in reshaping the BBC to meet the challenge of the digital age is highly valued by the Company and the Board as the Company continues to expand its businesses digitally and globally.
Doreen A. Toben has served as a member of our Board of Directors since 2004. Ms. Toben was executive vice president and chief financial officer of Verizon Communications, Inc. from 2002 to 2009. From 2000 to 2002, she was senior vice president and chief financial officer of Telecom Group, Verizon Communications, Inc. From 1999 to 2000, she was vice president and controller, and from 1997 to 1999 she was vice president and chief financial officer, of Telecom/Network, Bell Atlantic Inc. Ms. Toben has been a director of ARRIS Group, Inc. since 2013 and Kate Spade & Company (formerly Fifth & Pacific Companies, Inc.) since 2009. Ms. Toben was a director of Virgin Media Inc. from 2010 to 2013.
Ms. Toben has over 25 years of experience in the communications industry, serving until 2009 as executive vice president and chief financial officer of Verizon Communications, Inc., where she was responsible for Verizon’s finance and strategic planning efforts. In addition to her deep communications industry experience, Ms. Toben’s financial and accounting expertise is a valuable asset to the Company, the Board and the Audit Committee.

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INTERESTS OF RELATED PERSONS IN CERTAIN TRANSACTIONS OF THE COMPANY

Policy on Transactions with Related Persons. See “Board of Directors and Corporate Governance—Policy on Transactions with Related Persons” on pages 24-25 for a description of the Company’s policy regarding any transaction between the Company and a “related person.”
Interests of Directors in Certain Transactions of the Company. In the ordinary course of our business, the Company and its subsidiaries from time to time engage in transactions with other corporations whose officers or directors are also directors of the Company. In 2015, these included the running of advertising in Company properties for the products and services of certain director-affiliated companies, as well as the purchase of business travel services from Expedia and consumer marketing services from Facebook, each a director-affiliated company. All of these arrangements were conducted on an arm’s-length basis on customary terms, and the relevant non-employee director does not participate in these business relationships or profit directly from them. Due to the nature of these transactions, it is likely that they will not even come to the attention of the Company’s Board or the relevant director.
Certain Members of the Ochs-Sulzberger Family Employed by the Company During 2015. Arthur Sulzberger, Jr. was employed as Chairman of the Company and Publisher of The New York Times. Michael Golden was employed as Vice Chairman. See “Compensation of Executive Officers” for a description of their compensation. Michael Greenspon, who was employed as general manager, news services and international, was paid $455,361 and received time-vested restricted stock units with a grant date fair value of $35,721. David Perpich, who was employed as general manager, new digital products, and senior vice president, product, was paid $419,508 and received time‑vested restricted stock units with a grant date fair value of $32,626. Arthur Gregg Sulzberger, who was employed as senior editor for strategy and an associate editor for The New York Times, was paid $197,880 and received time-vested restricted stock units with a grant date fair value of $6,203.
Arthur Sulzberger, Jr., Michael Golden and the mother of Carolyn D. Greenspon are cousins. Michael Greenspon is Carolyn D. Greenspon’s brother. David Perpich is the son of Arthur Sulzberger, Jr.’s sister and Joseph Perpich, a Trustee. Arthur Gregg Sulzberger is Arthur Sulzberger, Jr.’s son.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors is responsible for overseeing the direction, affairs and management of the Company. The Board recognizes its fiduciary duty to both Class A and Class B stockholders.
Highlighted below are key corporate governance practices applicable to the Board:
Board Leadership Structure. The Company has separated the positions of Chairman of the Board of Directors and Chief Executive Officer. Given the demanding nature of these positions, and taking into account that our Chairman, Mr. Sulzberger, Jr., is also the Publisher of The New York Times, the Board believes this leadership structure is appropriate. Since our Chairman is an executive officer of the Company, the Board believes it is appropriate to have a lead independent director to serve as Presiding Director who, among other things, chairs all executive sessions of our non-employee and independent directors and generally provides leadership to, and fosters coordination among, our independent directors, enabling them to better fulfill their role of bringing expert outside perspectives to the Board. Mr. Denham currently serves as our Presiding Director. The Presiding Director is selected annually by the Board from the independent directors upon the recommendation of the Nominating & Governance Committee. See “—Presiding Director” on page 23.
The Board’s Role in Risk Oversight. Risk is an integral part of the Board and Committee deliberations throughout the year. The Audit Committee oversees the Company’s enterprise risk management program and annually reviews an assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them.
The Company has an enterprise risk management program designed to identify, prioritize and assess a broad range of risks (e.g., strategic, operational, financial, legal/regulatory and reputational) that may affect our ability to execute our corporate strategy and fulfill our business objectives, and to formulate plans to mitigate their effects.
Corporate Governance Principles. NYSE rules require listed companies to adopt corporate governance principles. A printable copy of the Company’s Corporate Governance Principles, most recently amended on December 18, 2014, is available on our website, as described on page 6.
Majority Voting for Directors. If, in an uncontested election, a nominee is elected to the Board but fails to receive a majority of the votes cast, our Corporate Governance Principles provide that such nominee must agree to resign upon the request of the Board. In determining whether to require the director to resign, the Board, with such person not participating, will consider all relevant facts and circumstances. The Board must make a request for resignation within 60 days and disclose its decision within 65 days.
Director Nominee Rotation. Our Corporate Governance Principles provide that it is the policy of the Company to have an annual rotation of the nominees for election to the Board by holders of the publicly traded Class A stock. It is intended that each of the independent directors be nominated for election by the Class A stockholders at least once every three years and that the annual slate of Class A nominees include at least one member of each of the Audit, Compensation and Nominating & Governance Committees. This policy reinforces the principle that, once elected, our directors have no ongoing status as “Class A” or “Class B” directors. All directors owe fiduciary duties and responsibilities to all of our stockholders.
Director Election. All directors stand for election annually. Voting is not cumulative. Under our Certificate of Incorporation, 30% (or the nearest larger whole number) of the directors are elected by the holders of the Company’s Class A stock and the remaining directors are elected by the holders of the Company’s Class B stock. Under the New York Business Corporation Law and our Corporate Governance Principles, once elected, our directors have no ongoing status as “Class A” or “Class B” directors and serve as one Board with the same fiduciary duties and responsibilities to all stockholders.
Director Attendance at Annual Meetings. All directors are generally expected to attend the Company’s annual meetings of stockholders. All directors attended the Company’s 2015 Annual Meeting, except Brian McAndrews, who could not attend due to a scheduling conflict.
Director Retirement Age. A Director will not stand for re-election to the Board after his or her 70 birthday, unless the Board determines otherwise. The Board has requested Mr. Denham, who otherwise would be precluded due to his age from standing for re-election, to stand for re-election at the 2016 Annual Meeting.

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Directors as Stockholders. To encourage alignment of the interests of our directors and stockholders, all directors are expected to own stock in the Company equal in value to at least four times the annual Board cash retainer as set from time to time by the Board. Each director is expected to accumulate this stock over an approximately five-year period. Stock units held by a director under any director compensation arrangement are included in calculating the value of ownership to determine whether this minimum ownership has been accumulated. No director currently fails to comply with this stock ownership policy.
In addition, as part of our insider trading policy, directors generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions; hold Company stock in a margin account; or pledge Company stock as collateral for a loan.
Director Orientation. The Company has a comprehensive orientation program for all new non-employee directors with respect to their role as directors and as members of the particular Board committees on which they will serve. It includes one-on-one meetings with senior management and top New York Times editors, and extensive written materials. The senior management meetings cover a corporate overview, the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs and its business conduct policies. Each current non-employee director has completed the orientation program.
Ongoing Director Education. From time to time, the Company provides directors with additional educational materials and presentations from Company and/or third-party experts on subjects that would enable directors to better perform their duties and to recognize and deal appropriately with issues that arise. In addition, the Company pays all reasonable expenses for any director who wishes to attend a director continuing education program.
“Controlled Company” Exception to NYSE Rules. The Company’s Board of Directors has determined not to take advantage of an available exception to certain NYSE rules. A company of which more than 50% of the voting power for the election of directors is held by a single entity (a “controlled company”) need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. Because of the 1997 Trust’s holdings of Class B stock, the Company would qualify as a controlled company and could elect not to comply with these independence requirements.
Independent Directors. The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. Although, as a controlled company, the Company is exempt from this NYSE requirement, as a matter of good corporate governance, the Board has for many years been composed of a majority of independent directors.
In making independence determinations, the Board adheres to the specific tests for independence included in the NYSE rules. In addition, to assist in its independence assessment, the Board has adopted guidelines with respect to “material relationships.” Under these guidelines, the Board has determined that the following relationships—provided they are not required to be disclosed in the Company’s public filings by SEC rules—are categorically immaterial to a determination of independence:

•
if the director does business with the Company, or is affiliated with an entity with which the Company does business, so long as payments by or to the Company do not exceed the greater of $1 million or, in the case of an affiliated entity, 2% of the annual revenues of such entity; or

•
if the director serves as an officer or director of a charitable organization to which the Company or The New York Times Neediest Cases Fund makes a donation, so long as the aggregate annual donations do not exceed the greater of $1 million or 2% of that organization’s annual charitable receipts.

In conducting its annual director independence determination, the Board considers all of the relevant facts and circumstances, including certain transactions, relationships and arrangements with other corporations whose officers or directors are also directors of the Company. In 2015, these included the running of advertising in Company properties for the products and services of Sony Corporation, Ford Motor Company and Chevron Corporation, as well as other director-affiliated companies, and also included the purchase of business travel services from Expedia and consumer marketing services from Facebook, each a director-affiliated company. All of these arrangements were conducted on an arm’s-length basis and in each case resulted in payments within the permitted amounts described above. See “Interests of Related Persons in Certain Transactions of the Company—Interests of Directors in Certain Transactions of the Company.”

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Based on the foregoing, the Board affirmatively determined that each of Messrs. Cesan, Denham, Ito, Khosrowshahi and Kohlberg, Ms. Marram, Mr. McAndrews and Mss. Toben and Van Dyck, as well as David E. Liddle, who was a director for a portion of 2015, has no direct or indirect material relationships with the Company, and each is independent pursuant to applicable NYSE rules. Of the remaining directors, Messrs. Golden, Sulzberger, Jr. and Thompson are executive officers of the Company; Mr. Green’s wife is Mr. Sulzberger, Jr.’s sister and Mr. Golden’s cousin; and Ms. Greenspon is the daughter of a cousin of Messrs. Sulzberger, Jr. and Golden. Due to their family relation to Messrs. Sulzberger, Jr. and Golden, Mr. Green and Ms. Greenspon are not considered independent.
Board Committees. The NYSE rules require the Company to have independent audit, compensation and nominating/corporate governance committees. The Board of Directors has determined that all members of the Audit, Compensation and Nominating & Governance Committees are independent and satisfy the relevant independence standards of the Company, the SEC (in the case of the Audit Committee) and the NYSE.
Audit Committee Financial Experts. The Company must disclose annually whether our Audit Committee has one or more “audit committee financial experts,” as defined by the SEC. The Board has determined that Ms. Toben and Messrs. Cesan and Khosrowshahi each qualify as an “audit committee financial expert” as defined by the SEC and satisfy the “financial management expertise” standard of the NYSE. In addition, the Board has determined that every member of the Audit Committee meets the “financial literacy” standard of the NYSE.
Codes of Ethics. The Company has adopted a Business Ethics Policy applicable to all employees, a code of ethics that applies to the Company’s Chairman, Chief Executive Officer, Vice Chairman and senior financial officers, and a code of ethics for directors. A printable version of each of these documents is available on our website, as described on page 6.
Executive Sessions of Non-Employee Directors. The NYSE rules require that, at the listed company’s option, either non-employee directors or independent directors of such company meet periodically in executive sessions without management participation. The Company’s non-employee directors meet separately at the end of each regular meeting of the Board. Additionally, at least once a year the independent directors meet in executive session. Mr. Green and Ms. Greenspon are non-employee directors who, due to their family relation to Messrs. Sulzberger, Jr. and Golden, are not considered independent. All executive sessions of non-employee and independent directors are led by our Presiding Director.
Presiding Director. In addition to chairing all executive sessions of our non-employee and independent directors, our Presiding Director:

•	serves as a liaison between our Chairman and our Chief Executive Officer, on the one hand, and our independent directors, on the other;

•	reviews proposed Board meeting agendas;

•	consults with senior executives of the Company as to any concerns the executive might have; and

•	makes herself or himself available for direct consultation with major stockholders.
Additional meetings of the non-management and independent directors may be called by the Presiding Director in his or her discretion.
Communications with Directors. Stockholders may communicate with the Board of Directors care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018. Stockholders and other interested parties may also express their concerns to the Company’s non-employee directors or the independent directors by contacting the Presiding Director, care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018.
All such correspondence is handled in accordance with our procedures regarding communications by security holders and other interested parties to the Board of Directors, available on our website, as described on page 6. Such correspondence will be relayed to the appropriate director or directors, unless the Corporate Secretary determines it is primarily commercial in nature, is related to an improper or irrelevant topic or requests general information about the Company.

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Board and Committee Evaluations. Our Board has an annual Board and Committee evaluation process to examine and discuss whether the Board and its Committees are functioning effectively as groups and with senior management of the Company, and to identify if there are areas for improvement.
No Interlocking Directorships. The Chairman of the Board, who also serves as the Publisher of The New York Times, does not sit on any other company board. Although other members of senior management without editorial responsibilities are not precluded from serving as directors of other companies, none sit on the boards of directors of any company at which one of our directors is the chief executive officer.
Succession Planning. Recognizing the critical importance of executive leadership to the success of the Company, the Board works with senior management to ensure that effective plans are in place for both short-term and long-term executive succession at The New York Times Company.
Senior Management Evaluation. In consultation with all non-employee directors, the Compensation Committee annually evaluates the performance of the Chairman, Chief Executive Officer and Vice Chairman.
Corporate Financial Ethics Hotline. The Company has established a corporate financial ethics hotline to allow employees to lodge complaints, confidentially and anonymously, about any accounting, internal control or auditing matter or potential securities law violation.
Executive Stock Ownership Guidelines.  Those executive officers named in the “Summary Compensation Table” are subject to minimum stock ownership guidelines. The Chairman, Chief Executive Officer and Vice Chairman are required to own shares of Class A stock equal in value to five times their base salary. All other named executive officers are required to own shares of Class A stock equal in value to two times their base salary. Ownership calculations include restricted stock units, shares of Class A stock equivalents attributed to an executive officer based on his or her holdings in the Company Stock Fund of the Company 401(k) Plan, and vested “in-the-money” options (50% of the in-the-money value of such options is used for this calculation). Potential share payments under long-term performance awards and unvested stock options are not included. An executive officer’s stock holdings are valued at the greater of the fair market value or the officer’s tax basis in the shares (or in the case of restricted stock units, the grant date fair market value). Each executive officer has five years from becoming subject to the guidelines to attain the full holding requirements. If at any time an executive officer does not meet the ownership requirements, he or she is expected to abide by transfer restrictions on Company stock. All of our named executive officers are in compliance with the guidelines.
In addition, under our insider trading policy, executive officers generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions; hold Company stock in a margin account; or pledge Company stock as collateral for a loan.
Board Policy on Recoupment of Bonuses Upon Restatement Due to Fraud or Misconduct.  In the event of a restatement of the Company’s financial statements due to fraud or intentional misconduct, the Board will review performance-based bonuses to executive officers whose fraud or intentional misconduct caused the restatement, and the Company will seek to recoup bonuses paid for performance during the period or periods that are the subject of the restatement.
Independent Compensation Consultant.  The Compensation Committee has directly engaged an independent compensation consultant, Exequity LLP (“Exequity”). In preparation for the Committee’s decision–making regarding 2015 compensation levels, Exequity reported on its review of target total compensation for executive officers in relation to the size-adjusted average of the norms across the media industry and general industries. More generally, an Exequity representative regularly attended Compensation Committee meetings and provided general advice on executive compensation trends and programs. During the Company’s 2015 fiscal year, Exequity did not provide any services to the Company, other than those relating to its role as compensation adviser to the Committee. See “Compensation Committee—Compensation Committee Procedures.”
Policy on Transactions with Related Persons.  The Board of Directors recognizes that transactions with related persons may present actual or apparent conflicts of interest.
Any transaction (or series of transactions) in which the Company or any of its subsidiaries is a participant and a director, director nominee, executive officer or beneficial holder of more than 5% of any class of the Company’s voting securities, or any immediate family member of the foregoing (each, a “related person”) has a direct or indirect

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material interest, and where the amount involved exceeds $120,000, must be specifically disclosed by the Company in its public filings.
Any such transaction would be subject to the Company’s written policy respecting the review, approval or ratification of related person transactions. Under this policy:

•
the Company or any of its subsidiaries may employ a related person in the ordinary course of business consistent with the Company’s policies and practices with respect to the employment of non-related persons in similar positions; and

•
any other related person transaction required to be publicly disclosed must be approved or ratified by the Board of Directors, the Nominating & Governance Committee or such other committee to which such matter has been delegated for review, or if it is impractical or undesirable to defer consideration of the matter until a Board or committee meeting, by the Chair of the Nominating & Governance Committee (or, if he or she is not disinterested, by the Presiding Director).

If the transaction involves a related person who is a director or an immediate family member of a director, that director may not participate in the deliberations or vote. In approving or ratifying a transaction under this policy, the Board, committee or director considering the matter must determine that the transaction is fair and reasonable to the Company.
A printable version of this policy is available on our website, as described on page 6.
Our Code of Ethics applicable to directors discourages directors from engaging in transactions that present a conflict of interest or the appearance of one. Our Business Ethics Policy applicable to employees, including executive officers and others who may be “related persons,” similarly discourages transactions where there is or could be an appearance of a conflict of interest. In addition, that policy requires specific approval by designated members of management of Company transactions in which employees have an interest. Specifically, an employee’s decision to retain any business in which he or she has an interest to provide goods or services to the Company must be approved by the employee’s supervisor, and an employee’s direct or indirect financial interest in a business enterprise that does business with the Company must be approved by or on behalf of the president/chief executive officer of that employee’s operating unit. There are exceptions for small holdings in public companies.
These provisions of the Code of Ethics applicable to directors and the Company’s Business Ethics Policy are intended to operate in addition to, and independently of, the policy on transactions with related persons described above.
See “Interests of Related Persons in Certain Transactions of the Company” for a description of transactions between the Company and related persons in 2015 and through the date of this Proxy Statement.
BOARD MEETINGS AND ATTENDANCE

Board Meetings in 2015:  5
Board Committees:  Five standing Committees: Audit, Compensation, Finance, Nominating & Governance and Technology & Innovation. See “Board Committees” for Committee descriptions and membership.
Total Committee Meetings in 2015:  23
2015 Attendance:  All directors attended 75% or more of the total meetings of the Board and of the Committees on which they served.

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BOARD COMMITTEES

Name of Committee and Members	Principal Functions of the Committee		Meetings In 2015

Audit Doreen A. Toben, Chair Raul E. Cesan Joichi Ito Dara Khosrowshahi	●	Engages the Company’s independent auditors, subject to ratification by the stockholders, and receives periodic reports from the auditors and management regarding the auditors’ independence and other matters. Recommends appropriate action to ensure the auditors’ independence.	6
●
Reviews with management and the independent auditors the Company’s quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and disclosure controls and procedures and major issues regarding accounting principles and practices, including any changes resulting from amendments to the rules of any authoritative body affecting the Company’s financial disclosure.

	●	Meets regularly with the Company’s senior internal audit executive, representatives of management and the independent auditors in separate executive sessions.
	●	Reviews and approves the scope of the audit at the outset and reviews the performance of the independent auditors and any audit problems or difficulties encountered.
	●	Reviews the Company’s risk assessment and risk management policies.
●
Reviews the scope of the annual audit plan of the Company’s internal audit department, its progress and results. Reviews the responsibility, organization, resources, competence and performance of the Company’s internal audit department.

	●	Prepares the report to stockholders included in the annual Proxy Statement.
Compensation Raul E. Cesan, Chair Ellen R. Marram Doreen A. Toben	●	In consultation with all non-employee directors, evaluates the performance of the Chairman, the Chief Executive Officer and the Vice Chairman and, together with the other independent directors, approves their compensation arrangements.	4
	●	Approves compensation arrangements for the Company’s other executive officers, including base salaries, salary increases, participation in incentive compensation plans and equity awards.
●
Reviews and approves and, when appropriate, recommends to the Board for approval, incentive compensation plans for all executive officers and broad-based equity-based plans, subject to stockholder approval if required.

●
Advises the Board on the reasonableness and appropriateness of executive compensation plans and levels generally, including whether these effectively serve the interests of the Company and its stockholders by creating appropriate incentives for high levels of individual and Company performance.

●
Has such responsibilities for administration of the Company’s employee benefit plans as may be delegated by the Board from time to time, and carries out such responsibilities in part by establishing and delegating responsibilities and authority to an ERISA Management Committee.

	●	Has sole authority to engage an executive compensation consultant.

THE NEW YORK TIMES COMPANY - P. 26

Name of Committee and Members	Principal Functions of the Committee		Meetings In 2015

Compensation (continued)	●
Reviews and approves the Compensation Discussion and Analysis, considers the results of the most recent stockholder advisory vote on executive compensation and prepares the report to stockholders included in the annual Proxy Statement.

Finance Robert E. Denham, Chair Steven B. Green Carolyn D. Greenspon James A. Kohlberg Ellen R. Marram Rebecca Van Dyck	●	Reviews, and makes recommendations to the Board regarding, the Company’s material financial policies, practices and matters, including, without limitation, its dividend policy, investment of cash, stock repurchases and issuances, short- and long-term financings, foreign currency, hedging and derivative transactions, material acquisitions and dispositions, capital expenditures and long-term commitments.	4
●
Has such responsibilities for the management and investment of the Company’s employee benefit plan assets as may be delegated to it by the Board from time to time, and carries out such responsibilities in part by establishing and delegating responsibilities and authority to a Pension Investment Committee.

Nominating & Governance Ellen R. Marram, Chair Robert E. Denham James A. Kohlberg Brian P. McAndrews	●	Recommends director nominees for election to the Board.	5
●
Makes recommendations to the Board regarding the structure and composition of the Board Committees, including size and qualifications for membership, director independence, and the designation of a presiding director.

●
Advises the Board on appropriate compensation for non-employee directors. Assesses periodically the Company’s director stock ownership guidelines and the directors’ ownership relative to such guidelines, and makes recommendations as appropriate.

	●	Advises the Board on corporate governance matters.
	●	Reviews and approves or ratifies transactions with related persons if required in accordance with the Company’s policy.
	●	Oversees annual evaluation of the Board.
	●	Has sole authority to engage a search firm to identify director candidates.
Technology & Innovation Brian P. McAndrews, Chair Joichi Ito Dara Khosrowshahi Rebecca Van Dyck	●	Reviews with management the Company’s overall technology and innovation strategy, including objectives, strategic initiatives, investments and research and development activities, and, as and when appropriate, makes recommendations to the Board.	4
	●	Reviews with management, as appropriate, major technology risks and opportunities for the Company, and emerging issues and trends in the broader marketplace.
	●	Periodically monitors and evaluates the performance of the Company’s initiatives in support of its technology and innovation strategy.
●
Consults with the Finance Committee in connection with its review of material acquisitions, dispositions, capital expenditures and long‑term commitments, to the extent such actions relate to the Company’s technology and innovation strategy.

THE NEW YORK TIMES COMPANY - P. 27

NOMINATING & GOVERNANCE COMMITTEE

Our Nominating & Governance Committee consists of four non-employee directors: Ellen R. Marram, Chair; Robert E. Denham; James A. Kohlberg, and Brian P. McAndrews. Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. The principal functions of the Committee include making recommendations to the Board regarding the composition of the Board and its Committees, including size and qualifications for membership, and the designation of a presiding director; recommending nominees to the Board for election; advising the Board on corporate governance matters; and overseeing the evaluation of the Board. The chart set forth in “Board Committees” on pages 26-27 describes the principal functions of the Committee under its charter. A printable version of the charter is available on our website, as described on page 6.
The Committee assesses the Board’s composition each year and, as needed, identifies and evaluates potential director nominees. The Committee considers recommendations of management, stockholders and others. The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including approving its fees and other retention terms. In this regard, from time to time, the Committee has retained a global executive recruiting firm, whose function is to bring specific director candidates to the attention of the Committee.
Consistent with the Company’s Corporate Governance Principles, the Committee considers various criteria in Board candidates, including, among others, independence, character, judgment and business experience, as well as their appreciation of the Company’s core purpose, core values and journalistic mission, and whether they have time available to devote to Board activities.
The Committee also considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age and ethnic diversity. The Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates.
The Committee also considers whether a potential nominee would satisfy:

•	the NYSE’s criteria of director “independence”;

•	the NYSE’s “financial literacy” and “financial management expertise” standards; and

•	the SEC’s definition of “audit committee financial expert.”
Director candidates are evaluated in light of the then-existing composition of the Board, including its overall size, structure, backgrounds and areas of expertise of existing directors and the relative mix of independent and management directors. The Committee also considers the specific needs of the various Board committees. The Committee recommends potential director nominees to the Board, and final approval of a candidate is determined by the Board.
Each individual who is standing for election to the Board at the 2016 Annual Meeting is currently a director and was elected by the stockholders at the 2015 Annual Meeting.
As discussed elsewhere in this Proxy Statement, the 1997 Trust, as holder of a majority of our Class B stock, has the right to elect 70% of our Board. The Committee considers, among other potential nominees, recommendations of the trustees of the 1997 Trust for nominees to be elected by the holders of the Class B stock. In addition, the Committee will consider director candidates recommended by stockholders. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing to the Corporate Secretary and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee. The evaluation process for director nominees who are recommended by our stockholders is the same as for any nominee.

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COMPENSATION COMMITTEE

Compensation Committee Procedures
Our Board of Directors has established a Compensation Committee and charged it with the responsibility to review and either act on behalf of the Board or make recommendations to the Board concerning executive compensation and employee benefits. The Compensation Committee consists of three non-employee directors: Raul E. Cesan, Chair; Ellen R. Marram; and Doreen A. Toben.
Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. A printable version of the charter is available on our website, as described on page 6. The chart set forth in “Board Committees” on pages 26-27 describes the principal functions of the Committee under its charter.
Together with the other non-employee members of the Board, the Committee evaluates the performance of the Chairman, Chief Executive Officer and Vice Chairman and, together with the other independent directors, approves their compensation. In addition, the Committee approves all compensation for our other executive officers and discusses with management in general terms the compensation of non-executive employees.
The Committee has delegated the authority to make equity grants in limited circumstances, such as to newly hired or recently promoted employees, to a three-member management committee authorized to grant a limited number of options and other equity awards under specified parameters. To ensure compliance with its longstanding procedures, the Committee has adopted a grant policy that provides, among other things, that options are granted with an exercise price set at the grant date fair market value. Awards made other than pursuant to the annual equity grant—for example, to newly hired or recently promoted employees—typically take place shortly after issuance of our quarterly earnings releases, and grants to new employees occur only after employment has commenced.
Under its charter, the Committee has sole authority to retain and terminate a consulting firm to assist in its evaluation of executive compensation. In accordance with this authority, in preparation for the Committee’s decision-making regarding 2015 compensation, it directly engaged an independent compensation consultant, Exequity. Exequity reported on its review of target total compensation for executive officers in relation to the size-adjusted average of the norms across the media industry and general industries. Exequity also provided general advice on executive compensation trends and programs. In the course of advising the Committee, Exequity occasionally is asked to provide guidance and support to management in connection with matters that are reviewed by the Committee. These matters may pertain to, among other things, competitive analysis, program design recommendations, technical support and cost modeling.
During the Company’s 2015 fiscal year, Exequity did not provide any services to the Company, other than those relating to its role as compensation adviser to the Committee. After considering the factors required by NYSE rules, the Committee is satisfied that Exequity is independent.
The Committee generally consults with management regarding executive compensation matters, and our Chief Executive Officer makes compensation recommendations for executive officers other than the Chairman and Chief Executive Officer. The Company’s human resources, legal, controllers and treasury departments support the Committee in its work.
Throughout the year, the Committee meets to discuss the Company’s executive compensation and benefits programs and related matters. In February of each year, the Committee generally takes the following actions:

•
together with the other independent directors of the Board, approves the compensation of the Chairman, Chief Executive Officer and Vice Chairman, including setting salaries and approving annual and long-term incentive potentials;

•	approves compensation for the other executive officers;

•	sets financial targets for the annual incentive and long-term performance awards; and

•	approves awards of equity-based compensation for eligible employees.

THE NEW YORK TIMES COMPANY - P. 29

In addition, each February, the Committee meets to certify the achievement of performance goals for the recently completed annual and long-term performance periods and approve the payment of those awards. Other meetings are scheduled throughout the year as the Committee deems appropriate.
The Committee has reviewed and discussed with Company management the section of this Proxy Statement titled “Compensation of Executive Officers—Compensation Discussion and Analysis,” and its report to stockholders stating that it has recommended the inclusion of such discussion and analysis appears below under “Compensation of Executive Officers” on page 35.
Compensation Committee Interlocks and Insider Participation
No member of the Committee is now, or was during 2015 or any time prior thereto, an officer or employee of the Company. No member of the Committee had any relationship with the Company during 2015 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board or the Committee.
AUDIT COMMITTEE REPORT

To the Stockholders of The New York Times Company:
The Audit Committee consists of four non-employee directors: Doreen A. Toben, Chair; Raul E. Cesan; Joichi Ito and Dara Khosrowshahi. The Board of Directors has determined that:

•	each Committee member is “independent” under the listing standards of the NYSE and is “financially literate” as defined by the NYSE;

•	Ms. Toben and Messrs. Cesan and Khosrowshahi satisfy the “financial management expertise” standard, as required by the NYSE; and

•	Ms. Toben and Messrs. Cesan and Khosrowshahi are “audit committee financial experts” as defined by the SEC.
The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. A printable version of the charter is available on our website, as described on page 6. The chart set forth in “Board Committees” on pages 26-27 describes the principal functions of the Committee under its charter.
Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of (i) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and (ii) the Company’s internal control over financial reporting, and for issuing its reports thereon.
The Committee is responsible for assisting the Board in monitoring (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal audit function and independent registered public accounting firm; and (v) the Company’s systems of disclosure controls and procedures and internal control over financial reporting.
In addition, the Committee’s charter requires that the Committee review the Company’s policies with respect to risk assessment and risk management. As part of its responsibilities for oversight of the Company’s enterprise risk management program, the Committee annually reviews and discusses an assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them.
The Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters or potential securities law violations, and the confidential and anonymous submission by Company employees of concerns regarding such matters.

THE NEW YORK TIMES COMPANY - P. 30

The Committee is responsible for the appointment, compensation and oversight of Ernst & Young. As part of its oversight function, the Committee has adopted certain policies to ensure that Ernst & Young’s provision of services does not impair the firm’s independence. Each year, the Committee considers whether to reappoint Ernst & Young, subject to stockholder ratification, to serve as the Company’s independent registered public accounting firm. As part of this process, the Committee considers, among other things, the continued independence of Ernst & Young, the depth of the firm’s and audit team’s experience, and the quality and efficiency of the services provided by Ernst & Young.
During 2015, the Committee met six times and held separate discussions with management, the Company’s internal auditors and Ernst & Young. The Committee’s Chair, as the representative of the Committee, discussed the Company’s interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and/or Controller and Ernst & Young prior to public release. Other members of the Committee also generally participated in this discussion. The full Committee reviewed the Company’s quarterly financial statements with management and Ernst & Young. In addition, the Committee reviewed and discussed the Company’s compliance with the requirements of the Sarbanes-Oxley Act with respect to internal control over financial reporting.
Management has represented to the Committee that the Company’s 2015 annual consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with management, the Company’s internal auditors and Ernst & Young the Company’s 2015 annual consolidated financial statements and Ernst & Young’s audit report thereon, and Ernst & Young’s audit report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Committee reviewed and discussed with management the annual report of management on the Company’s internal control over financial reporting.
The Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the PCAOB, including, among other items, matters related to the conduct of the audit of the Company’s 2015 annual consolidated financial statements.
In addition, the Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young their firm’s independence from the Company and management.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2015, for filing with the SEC.
The Committee also has recommended, subject to stockholder ratification, the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2016.
Doreen A. Toben, Chair
Raul E. Cesan
Joichi Ito
Dara Khosrowshahi

THE NEW YORK TIMES COMPANY - P. 31

DIRECTORS’ COMPENSATION

2015 Compensation of Non-Employee Directors
Our goal in setting compensation for our non-employee directors is to remain competitive in attracting and retaining high quality directors. Compensation for our non-employee directors for 2015 had the following components: cash compensation, consisting of annual retainers for non-employee Board members, Committee Chairs, Committee members and the Presiding Director, and equity compensation, in the form of restricted stock units.
Each year, management reports to the Nominating & Governance Committee on non-employee director compensation at comparable companies and makes recommendations with respect to the amount and form of compensation for non-employee directors. The Nominating & Governance Committee is also authorized to engage consultants or advisors in connection with its review of director compensation. In 2014, it received a report from Exequity, the Compensation Committee’s independent compensation consultant, analyzing prevailing trends in director compensation. Based on its review of the report and discussions with Exequity, the Nominating & Governance Committee recommended, and the Board approved, effective January 1, 2015, (i) increases in annual cash compensation as reflected in the amounts set out below and (ii) the replacement of annual grants of phantom stock units with annual grants of restricted stock units for Class A stock.
In connection with the changes described above, the Board also amended the Company’s Corporate Governance Principles to increase director stock ownership guidelines to four times (from three times) the annual Board cash retainer. With these stock ownership guidelines, and the terms of the restricted stock unit awards requiring that non-employee directors hold the restricted stock units during their entire tenure, with the shares of Class A Stock not delivered until retirement from the Board, the Nominating & Governance Committee and the Board believe that our non-employee director compensation program is appropriately aligned with long-term shareholder interests.
Cash Compensation. In 2015, we paid an annual retainer to non-employee Board members, Committee Chairs and Committee members and the Presiding Director as follows:

•	Annual cash Board retainer of $50,000;

•	Annual cash Committee Chair retainer of $10,000 ($15,000 for Nominating & Governance Committee Chair);

•	Annual cash Committee retainers in the following amounts:
— Audit—$20,000
— Compensation—$10,000
— Finance—$10,000
— Nominating & Governance—$6,000
— Technology & Innovation—$6,000; and

•	Annual cash Presiding Director retainer of $20,000.
Restricted Stock Units. On the date of the 2015 Annual Meeting, the Company granted 5,565 restricted stock units for Class A stock (with a grant date fair value of $75,000) to each non-employee director. These restricted stock units will vest on the date of the 2016 Annual Meeting, and the underlying shares of Class A stock will be distributed to each non-employee director upon his or her retirement from the Board. Each non-employee director’s account is credited with additional restricted stock units with a value equal to the amount of all dividends paid on the Company’s Class A Stock.
Expenses. We reimburse reasonable expenses incurred for attendance at Board and Committee meetings.

THE NEW YORK TIMES COMPANY - P. 32

Non-Employee Director Compensation Table
The total 2015 compensation of our non-employee directors is shown in the following table. Dr. Liddle did not stand for election at the 2015 Annual Meeting on May 6, 2015. The table includes his compensation for the period through that date.

Name (a)	Fees Earned or Paid in Cash ($)[1] (b)	Stock Awards($)[2,3] (c)	Option Awards ($)[4] (d)	All Other Compensation ($) (g)	Total ($) (h)
Raul E. Cesan	90,000	75,000	—	—	165,000
Robert E. Denham	96,000	75,000	—	—	171,000
Steven B. Green	60,000	75,000	—	—	135,000
Carolyn D. Greenspon	60,000	75,000	—	—	135,000
Joichi Ito	76,000	75,000	—	—	151,000
Dara Khosrowshahi	49,692	75,000	—	—	124,692
James A. Kohlberg	66,000	75,000	—	—	141,000
David E. Liddle	30,005	—	—	—	30,005
Ellen R. Marram	91,000	75,000	—	—	166,000
Brian P. McAndrews	69,951	75,000	—	—	144,951
Doreen A. Toben	90,027	75,000	—	—	165,027
Rebecca Van Dyck	43,154	75,000	—	—	118,154

1.
Includes a Presiding Director retainer for Mr. Denham and a Committee Chair retainer for each of Mss. Marram and Toben and Messrs. Cesan, Denham and McAndrews (for the portion of 2015 during which he served as a Committee Chair).

2.
Included in the “Stock Awards” column is the aggregate grant date fair value of the discretionary grant of restricted stock units made to each non-employee director on May 6, 2015, under the 2010 Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of such awards is estimated as $75,000.

3.	The following table shows the aggregate restricted stock units and phantom stock units outstanding at December 27, 2015:

Name	Aggregate Restricted Stock Units Outstanding at December 27, 2015 (#)[a]	Aggregate Phantom Stock Units Outstanding at December 27, 2015 (#)[b]
Raul E. Cesan	5,598	84,772
Robert E. Denham	5,598	35,767
Steven B. Green	5,598	19,475
Carolyn D. Greenspon	5,598	26,426
Joichi Ito	5,598	15,760
Dara Khosrowshahi	5,598	—
James A. Kohlberg	5,598	35,767
Ellen R. Marram	5,598	53,318
Brian P. McAndrews	5,598	15,760
Doreen A. Toben	5,598	77,278
Rebecca Van Dyck	5,598	—

(a)
Aggregate restricted stock units include an additional 33 restricted stock units credited to each non-employee director’s account in respect of cash dividends paid on the Class A stock in 2015. An additional 17 restricted stock units were credited to each non-employee director’s account in January 2016 in respect of the Company’s fourth quarter cash dividend.

THE NEW YORK TIMES COMPANY - P. 33

(b)
Prior to 2015, a discretionary grant of phantom Class A stock units was credited to each non-employee director’s account under the Directors’ Deferral Plan on the date of the Company’s annual meeting. Aggregate phantom stock units outstanding reflect grants prior to the termination of the Directors’ Deferral Plan on December 18, 2014, and include amounts credited in 2015 in connection with dividend equivalents, which are initially held as cash and converted to phantom stock units as of the date of the Company’s next succeeding annual meeting. Cash accounts are also credited with interest at a market rate. Subsequent to a non-employee director’s resignation, we pay him or her the cash value of amounts accumulated in his or her account.

4.
Prior to 2012, stock options were awarded under the Directors’ Incentive Plan annually to our non-employee directors on the date of the annual meeting. The following table shows outstanding stock option awards as of December 27, 2015, all of which are exercisable. These stock options have a term of 10 years from the date of grant, and the option exercise prices for the awards are the average of the high and low stock prices as quoted on the NYSE on the date of the applicable annual meeting. The exercise prices of the stock options range from $4.92 to $25.445.

Name	Number of Securities Underlying Unexercised Options (#)	In-the-money Amount of Unexercised Options ($)[a]
Raul E. Cesan	24,000	67,640
Robert E. Denham	16,000	67,640
Steven B. Green	0	—
Carolyn D. Greenspon	8,000	32,400
Joichi Ito	0	—
Dara Khosrowshahi	0	—
James A. Kohlberg	16,000	67,640
David E. Liddle	12,000	—
Ellen R. Marram	24,000	67,640
Brian P. McAndrews	0	—
Doreen A. Toben	24,000	67,640
Rebecca Van Dyck	0	—

(a)	Calculated using the closing price of the underlying Class A stock on the NYSE on December 24, 2015 ($13.73), the last trading day of our 2015 fiscal year, minus the option exercise price.
DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Company maintains directors’ and officers’ liability insurance effective July 1, 2015, with an expiration date of July 1, 2016. The program was purchased at an annual cost of $776,575. The insurance companies providing directors’ and officers’ liability insurance are Zurich American Insurance Company, ACE American Insurance Company, Travelers Casualty & Surety Company of America, Endurance American Insurance Company, Allied World Assurance Company, Great American Insurance Company, Berkley Professional Liability LLC and Federal Insurance Company.

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COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report
The Compensation Committee has reviewed and discussed with Company management the “Compensation Discussion and Analysis” appearing below, and based on this review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2015 Annual Report on Form 10-K.
Raul E. Cesan, Chair
Ellen R. Marram
Doreen A. Toben
Compensation Discussion and Analysis
We believe that our executive officers are critical to our success and to the creation of long-term stockholder value. We structure compensation for our executive officers based on the following objectives:

•	to drive performance through the achievement of short-term and long-term objectives;

•	to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and

•	to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
The discussion below analyzes 2015 executive compensation for the following executive officers whose compensation is set out in the Summary Compensation Table (our “named executive officers”):

•	Arthur Sulzberger, Jr., Chairman of the Board, and Publisher, The New York Times;

•	Mark Thompson, President and Chief Executive Officer;

•	Michael Golden, Vice Chairman;

•	James M. Follo, Executive Vice President and Chief Financial Officer; and

•	Meredith Kopit Levien, Executive Vice President and Chief Revenue Officer (effective April 17, 2015).
Executive Summary
Executive Compensation Governance

•	The Compensation Committee consists solely of independent directors, notwithstanding an exemption from NYSE rules available to us as a controlled company.

•
Each year, the Compensation Committee approves the compensation for the Company’s executive officers. For the individuals serving as Chairman, Chief Executive Officer and Vice Chairman, the final compensation decisions are made by the independent members of our Board of Directors.

•
The Compensation Committee’s independent compensation consultant, Exequity, is retained directly by the Committee and performs services in support of the Committee. The Compensation Committee’s charter authorizes it to engage such consultants and advisors as it determines to be appropriate.

•
The Compensation Committee directs management to reach out to significant stockholders periodically to solicit comments on executive compensation matters, and takes this stockholder feedback into account in designing executive compensation.

•
Each year the Compensation Committee conducts a review of the Company’s executive compensation program to ensure that it does not create risks that are reasonably likely to have a material adverse effect on the Company.

•
The Company has in place meaningful stock ownership guidelines for its named executive officers, who, based on their position, must acquire and hold Company stock worth two to five times their annual base salary.

THE NEW YORK TIMES COMPANY - P. 35

•	The Company’s executive officers are subject to a compensation recoupment or “clawback” policy.

•
The Company’s executive officers may not engage in short-term, speculative trading in Company stock, including hedging or other derivative transactions, or hold Company stock in a margin account, or pledge Company stock as collateral for a loan.

•	The Company does not provide so-called tax “gross-ups” for its executive officers.

•	Equity and performance-based cash awards to executives are made under the Company’s 2010 Incentive Plan, which:

◦	prohibits the repricing of any stock option or stock appreciation right without stockholder approval; and

◦
does not contain an “evergreen” share reserve, meaning that the shares of Class A stock reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding shares.

2015 Compensation Highlights
In 2015, the Company continued to focus on strategic goals intended to enhance long-term stockholder value, including the continued expansion of our digital subscription base, the launch of innovative news and advertising products and continued cost management efforts.
Our paid digital subscription model has created a meaningful revenue stream since it launched in 2011. We ended 2015 with 1.1 million paid digital-only subscribers, and revenues from our digital-only subscription packages, e-readers and replica editions grew nearly 14% year-over-year to $192.7 million, underscoring the willingness of our readers to pay for the high-quality journalism we provide.
During the year, we made a number of investments in both our print and digital products and created innovative digital advertising solutions for various platforms. At the same time, we continued our cost management efforts throughout the year, reducing 2015 operating costs by approximately 6% year-over-year.
Management also continued to strengthen the Company’s liquidity position in 2015. The Company ended the year with approximately $900 million in cash, cash equivalents and marketable securities, exceeding total debt and capital lease obligations by over $470 million.
These efforts took place while we continued to maintain the highest standards of journalism, highlighted by numerous awards and accolades.
Looking ahead, we plan to continue to grow and transform our business through further innovation of our products, strengthening of our engagement with readers and prudent fiscal management.
Details of our 2015 financial results appear in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the fiscal year ended December 27, 2015.
Key highlights of 2015 executive compensation were as follows:

•
Salaries: For 2015, annual salary levels for Messrs. Sulzberger, Jr., Thompson and Golden were the same as the prior year and, for Messrs. Sulzberger, Jr., and Golden, have not increased since 2006. See “—Executive Compensation—Salaries.”

•
Annual Incentive Compensation: The portion of 2015 annual incentive awards for our executive officers based on financial performance (an adjusted operating profit target) was earned at 140% of target. See “—Executive Compensation—Annual Incentive Compensation.”

•
Long-Term Performance Award Program: Compensation for 2015 included a payout under the 2013-2015 long-term performance award program. The portion of the award based on adjusted EBITDA (60% of the executives’ long-term target; half paid in Class A stock and half paid in cash) was earned at 134% of target, and the portion based on relative total stockholder return (40% of the executives’ target; paid in Class A stock) was earned at 152% of target. See “—Executive Compensation—Long-Term Incentive Compensation.”

THE NEW YORK TIMES COMPANY - P. 36

•
Employment Agreement with Mark Thompson: In connection with his appointment as the Company’s President and Chief Executive Officer in 2012, Mr. Thompson entered into an employment agreement with the Company (the “Employment Agreement”). Under the terms of the Employment Agreement, in November 2012, Mr. Thompson received an equity sign-on award with an aggregate value of $3.0 million. One-half of this sign-on award consisted of a performance-based stock award with vesting based on the Company’s relative total stockholder return over the thirty-six month period ended November 30, 2015. This award was earned at 109% of target. One-half of this award consisted of stock options, the final installment of which became fully vested on November 12, 2015. See “—Executive Compensation—Long-Term Incentive Compensation.”

•
2015 Special Equity Award to Mark Thompson: On December 17, 2015, the Committee recommended, and the independent members of the Board of Directors approved, an equity award to Mr. Thompson under the 2010 Incentive Plan with an aggregate grant date value of $3.0 million, consisting of (i) 110,947 restricted stock units for Class A stock that will vest, subject to Mr. Thompson’s continued employment, on December 17, 2018, and (ii) a performance award consisting of the opportunity to receive, subject to Mr. Thompson’s continued employment, 0% to 200% of a targeted share amount of 98,361 shares of Class A stock based on the Company’s total stockholder return over the three-year fiscal period of 2016-2018, relative to the total stockholder return of the companies in the Standard & Poor’s 500 Stock Index at the beginning of the performance period. The award was in recognition of the Board’s commitment to Mr. Thompson and the Company’s long-term strategy. See “—Executive Compensation—Long-Term Incentive Compensation—Mr. Thompson’s Special Equity Award.”

Compensation-Setting Process
The Compensation Committee, which consists solely of independent directors, is primarily responsible for overseeing compensation for our executive officers, including the named executive officers. Each year, the Committee approves the compensation for the Company’s executive officers other than the Chairman, Chief Executive Officer and Vice Chairman. For those individuals, the final compensation decisions are made by the independent members of our Board of Directors, in consultation with the other non-employee directors.
The Committee generally reviews employee compensation matters with management. Our human resources, legal, controllers and treasury departments support the Committee in its work and help administer our compensation programs. The members of the Committee also familiarize themselves with compensation trends and competitive conditions through periodic consultations with compensation experts, including Exequity, and the review of market data and other information about relevant market practices. In addition, the Committee has directed management to meet with representatives of significant stockholders to solicit their feedback on executive compensation matters.
A discussion of the composition and procedures of the Committee, including the role of Exequity, is set forth above under “Compensation Committee—Compensation Committee Procedures” on pages 29-30.

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Components of Compensation
To achieve our compensation objectives, the Committee structured 2015 executive compensation to have the following components, each of which is discussed in more detail below. The compensation structure is performance-oriented, with “at risk” compensation consisting of annual and long-term incentive programs designed to link the compensation of our named executive officers to the overall success of the Company and support the Company’s business strategy and performance.

Pay Component	Structure and Intended Purpose
Fixed
Salary	Fixed cash component designed to compensate individual for responsibility level of position held.
Variable or “at risk”
Annual incentive compensation, consisting of performance-based cash awards
Performance-based awards payable in cash designed to motivate and reward an individual’s contributions to the achievement of short-term objectives by linking compensation to the achievement of the Company’s budgeted adjusted operating profit objective for the year, as well as individual operational and strategic goals. Target payout is set as a percentage of salary, with higher percentages for individuals with greater responsibility. See “—Executive Compensation—Annual Incentive Compensation.”

Long-term incentive compensation, consisting of performance-based cash and stock awards	●
Performance-based awards payable in cash and shares of Class A stock designed to reinforce the relationship between pay and performance by linking compensation to achievement of three-year performance goals based on adjusted operating profit and total stockholder return. Target payouts are set at specific amounts of cash and shares, with higher targets for individuals with greater responsibility.

	●	See “—Executive Compensation—Long-term Incentive Compensation—Mr. Thompson’s Special Equity Award” for a description of Mr. Thompson’s special 2015 equity award.
Other benefits
	●	Employee benefit plans available to substantially all employees, including medical, life insurance and disability plans, and a Company match for contributions to the Company 401(k) Plan.
●
Certain executives are participants in two unfunded supplemental defined contribution plans, one of which was frozen as of December 31, 2013, and in a non-qualified defined benefit plan that was frozen as of December 31, 2009.

The following charts show the components of target compensation established for our CEO and our other named executive officers for 2015, as well as the percentage of total variable or “at risk” compensation:

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Key Factors in Setting Compensation
In setting or recommending the amount of each component of an executive’s compensation and considering his or her overall compensation package, the Committee evaluates each of the following factors:

•
Benchmarking—Each year, the Committee reviews market data for executives in positions comparable to Company executives through a process developed with Exequity, its independent compensation consultant. In preparation for its decision-making regarding 2015 compensation levels, in December 2014, the Committee reviewed data from a comparative group consisting of the following 18 media companies, which participated in the 2014 Towers Watson Media Executive Compensation Survey or publicly disclosed compensation data in their annual proxy statements. The companies in the media peer group may change from year to year as companies are acquired or change their business due to acquisitions or divestitures. The comparator group used to set 2015 compensation was substantially the same as the group for the previous year, with 13 common companies, two deletions and five additions (marked with an asterisk). To the extent data was available for particular positions, the Committee reviewed this data blended with a statistical summary of data adjusted to reflect the Company’s revenue size from the companies that participated in the Towers Watson 2014 General Industry Executive Compensation Survey (excluding companies in the health-care, financial services, energy and higher education industries).

A.H. Belo Corporation*	Hearst Corporation	The E.W. Scripps Company
AOL Inc.	Media General, Inc.	The McClatchy Company
Cablevision Systems Corporation	Meredith Corporation*	Time Inc.*
Comcast Cable Communications	News Corporation*	Tribune Company
Discovery Communications, Inc.	Scholastic Corporation*	Turner Broadcasting System, Inc.
Gannett Co., Inc.	Scripps Networks Interactive, Inc.	Yahoo! Inc.
In setting compensation for executives, the Committee reviews, among other factors, total target compensation for its executives against the 50th percentile level of the total target executive compensation for the companies included in the data. Total target compensation may be higher or lower than the 50th percentile based on a number of factors, including experience and tenure, retention and succession planning considerations, challenges in matching a particular role to commonly benchmarked positions and year-to-year swings in the market reference data.

•
Performance—The Committee ties a substantial portion of each named executive officer’s total potential compensation to Company and individual performance. All executive officers, including the named executive officers, are eligible for annual and long-term incentive compensation that reinforces the relationship between pay and performance by linking compensation to the achievement of important short- and long-term performance targets set by the Committee in advance based on the Company’s objectives set out in the operating budget and three-year financial plan. To ensure that the executives most responsible for development of the Company’s strategic plan are held most accountable for its successful execution, the portion of total compensation delivered in variable, performance-based awards varies directly in relation to each executive’s level of responsibility and hierarchy among the leadership team.

In determining annual incentive compensation, the Committee also considers the individual achievement of each named executive officer against predetermined operational and strategic goals.

•
Internal Pay Equity—The Committee’s approach to compensation is that executives holding comparable positions of responsibility should have similar compensation opportunities, adjusted to reflect their responsibilities and role within the Company and recognizing that actual rewards earned should reflect achievement of individual objectives.

In setting compensation for 2015, the Committee reviewed tally sheets detailing the total compensation of the named executive officers. These tally sheets identified all components of compensation for these executives, including the compensation such executives would be eligible to receive under different termination scenarios, as described in “—Payment Upon Termination or Change in Control Table.” At the completion of this review, the Committee concluded that the amounts of compensation to be paid were appropriate and reasonable in light of the factors discussed above.

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Setting Performance Goals
A substantial portion of each named executive officer’s compensation depends on the achievement of specific incentive targets that are directly linked to short- or long-term performance objectives. Performance is measured against the relevant annual operating budget and three-year financial plan. Annual operating budgets and three-year plans are developed and submitted to the Board by management annually based on an assessment of the state of the business and the industry and expectations regarding annual and long-term performance. The annual budgets and three-year plans set financial performance objectives that management believes are aggressive but achievable based on the underlying strategic and operating assumptions regarding revenue and cost control initiatives. Historically, the Committee has set a target performance level for a 100% payout at the same level as the relevant objective. While future results cannot be predicted, the Committee believes that these performance targets are set at levels such that achievement of the target levels would reflect a strong performance on the part of the executive officers and that payment of the maximum amounts would occur only upon the achievement of results substantially in excess of internal and market expectations at the time the targets are set.
Operating budgets and three-year plans are created independent of, and therefore the financial performance targets generally exclude, the effect of certain non-recurring or non-operational events.
Executive Compensation
Salaries
Salaries for executive officers are reviewed annually and are intended to provide competitive compensation to each executive based on position, scope of responsibility, business and leadership experience and performance. For 2015, annual salary levels for Messrs. Sulzberger, Jr., Thompson and Golden were the same as the prior year and, for Messrs. Sulzberger, Jr., and Golden, have not increased since 2006. In 2015, Mr. Follo received an annual pay increase in line with the fixed percentage increase given to bonus-eligible employees. Ms. Kopit Levien’s salary increased in connection with her promotion to her current position.
Annual Incentive Compensation
In February 2015, the Compensation Committee set 2015 annual incentive targets for all executives, including the named executive officers, as a percentage of salary. In April 2015, the Committee also approved an additional annual incentive award for Ms. Kopit Levien in connection with her promotion so that her aggregate annual incentive target would be commensurate with her current position. The target percentages were set taking into account a number of factors, including prevailing external practices, the Committee’s consideration of the nature of the position and internal pay equity concerns. Generally, the more responsible the executive officer’s position, the higher the target percentage. For the named executive officers, target amounts ranged from 70% to 100% of base salary.
The Committee structured 2015 annual incentive compensation for executives, including the named executive officers, as follows:

2015 Annual Incentive Compensation
Component	Measure	Percentage
Financial target	Adjusted operating profit[1]	75%
Individual target	Assessment of achievement measured against predetermined operational and strategic goals	25%

1.
Adjusted operating profit is defined as (i) revenues less (ii) total operating costs (excluding severance, depreciation and amortization and non-operating retirement costs), adjusted to exclude the effect of acquisitions and dispositions.

Financial Component
The Committee believes that adjusted operating profit is a useful measure of our performance for compensation purposes because it facilitates comparisons with historical operating performance on a consistent basis. In addition, adjusted operating profit is a measure often used by investors, analysts and others, and serves to align the interests of our executives and our stockholders. See “—Tax Matters” for a description of certain provisions applicable to annual incentive compensation implemented by the Committee to ensure tax deductibility of executive compensation.

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Our 2015 budget, and as a result, the performance targets, took into account, among other factors, a projected challenging print advertising environment and the investment in various initiatives. The performance level for a 100% payout of the financial component was set at the operating budget objective, with potential payouts ranging from zero to 200% of target based upon a predetermined performance scale. The Company’s actual 2015 adjusted operating profit resulted in a payout of 140% for the portion of the annual incentive awards based on financial performance. The following table reflects the 2015 adjusted operating profit target and achievement level.

(dollars in thousands)	2015 Financial Target for 100% Payout ($)	2015 Actual ($)	Resulting Payout Percentage
Adjusted operating profit[1]	266,385	288,984	140%

1.	Please see Appendix A for the calculation of adjusted operating profit.
Individual Component
As noted above, 25% of annual incentive compensation depended upon an assessment of the executive’s individual achievement with respect to predetermined operational and strategic goals. In its review, the Committee took into account each executive’s responsibility for the Company’s overall performance, as well as, for Messrs. Golden and Follo and Ms. Kopit Levien, Mr. Thompson’s recommendation, and assessed the individual achievement of each of the named executive officers as follows:

Name	Individual Achievement
Arthur Sulzberger, Jr.	115%
Mark Thompson	120%
Michael Golden	110%
James M. Follo	115%
Meredith Kopit Levien	120%
Resulting Payouts
The following table sets out, for each named executive officer, the 2015 target, potential maximum and actual annual incentive amounts, in dollars and as a percentage of the executive’s 2015 base salary.

Name	Target ($) (% of base salary)		Potential Maximum ($) (% of base salary)		Actual ($) (% of base salary)
Arthur Sulzberger, Jr.	1,087,000	100%	2,174,000	200%	1,453,863	134%
Mark Thompson	1,000,000	100%	2,000,000	200%	1,350,000	135%
Michael Golden	438,900	70%	877,800	140%	581,543	93%
James M. Follo	391,698	70%	783,396	140%	523,896	94%
Meredith Kopit Levien	420,000	70%	840,000	140%	567,000	95%
2016 Annual Incentive Compensation
In February 2016, the Committee structured 2016 annual cash incentive compensation for executives based on a similar allocation of 75% for financial performance and 25% for individual goals. Performance targets will again be based on adjusted operating profit, and the Committee has set target amounts for each executive officer as a percentage of base salary.
Long-Term Incentive Compensation
Since 2013, the Committee has made annual awards under a long-term incentive compensation program that provides executives the opportunity to earn cash and shares of Class A stock at the end of three-year performance cycles based on the achievement of specified goals. The Committee believes this program aligns the interest of executives with the fulfillment of our long-term strategic objectives and rewards them in relation to the achievement of these goals.

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In 2015, long-term incentive compensation consisted of the grant of long-term performance-based awards for the 2015-2017 performance cycle, and the payout of the 2013-2015 long-term performance-based awards.
Long-Term Performance Awards for 2015-2017
For the 2015-2017 performance cycle, long-term awards are based on the achievement of specified goals under two performance measures:

•	Cumulative adjusted operating profit: Represents 60% of an executive’s target award, with half paid in Class A stock and half paid in cash; and

•
Relative total stockholder return, or “TSR,” of the Company: Represents 40% of an executive’s target award and is paid in Class A stock. This metric, referred to as “Relative TSR,” compares the Company’s TSR over the three-year period relative to the TSR of the companies in the Standard & Poor’s 500 Stock Index as of the beginning of the performance period.

Adjusted Operating Profit Component
The Committee believes that adjusted operating profit is a strong reflection of the Company’s underlying operating performance. The selection of this financial measure for the three-year performance cycle is intended to focus management on normalized operating profit, which allows the Company to both make critical investments in its long-term growth strategy and service debt. This metric is a useful measure of performance for compensation purposes because it facilitates comparisons of historical operating performance on a consistent basis and is often used by investors, analysts and others. See “—Tax Matters” for a description of certain provisions applicable to the adjusted operating profit component of long-term incentive compensation implemented by the Committee to ensure tax deductibility of executive compensation.
For the adjusted operating profit awards, potential payouts range from zero to 200% of each of the target cash and target shares based upon a predetermined performance scale.
Relative TSR Component
The Committee believes that the Relative TSR metric encourages management to focus on the Company’s overall performance and value creation for its stockholders over a longer-term (three-year) period and provides an appropriate balance to the internally focused adjusted operating profit metric. In initially selecting a performance peer group for the Company’s Relative TSR metric, the Committee considered several criteria, including the importance of measurement against companies that compete with the Company, the size and number of companies within the benchmarking group, the reputation and credibility of companies in the group, and the relevance of those companies to the Company’s business. The Committee has concluded that the use of the Standard & Poor’s 500 Stock Index satisfies key criteria: the index itself is highly reputable, including the largest U.S. companies by market capitalization; information about index performance is widely available; it includes competitor companies; and the number of companies is large enough as to minimize the possibility that relative performance would be distorted by consolidation or unusual performance by a small number of companies.
For the Relative TSR awards, potential payouts range from zero to 200% of the target amount of shares depending on the percentile ranking of the Company’s TSR compared to that of each company in the index, as follows:

TSR	Payout as Percentage of Target
75th percentile or above	200%
50th percentile	100%
25th percentile	30%
Below 25th percentile	0%
Payout percentages are interpolated between performance levels. If the Company’s TSR for the three-year performance period is below the 25th percentile, the participating executives will not receive any portion of the award based on TSR.
Notwithstanding the schedule above, the maximum payout cannot exceed 100% of the target number of shares if the Company’s TSR is negative over the performance period, regardless of the Company’s percentile ranking.

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Further, the total value of the award to be paid in Class A stock (i.e., the number of shares earned multiplied by the fair market value of the Class A stock on the date of the distribution) cannot exceed 400% of the dollar amount of the target award opportunity related to such share-based award.
The following table shows the target and maximum potential awards of cash and shares of Class A stock for the 2015-2017 performance cycle for each of the named executive officers. The target share amounts were calculated by dividing the target dollar value by a fair value estimated using a value derived from a Monte Carlo simulation model.

Name	Metric	Target		Maximum
		Shares (#)	($)	Shares (#)	($)
Arthur Sulzberger, Jr.	Adjusted operating profit	53,129	900,000	106,258	1,800,000
	Relative TSR	70,838	—	141,676	—
Mark Thompson	Adjusted operating profit	53,129	900,000	106,258	1,800,000
	Relative TSR	70,838	—	141,676	—
Michael Golden	Adjusted operating profit	13,991	237,000	27,982	474,000
	Relative TSR	18,654	—	37,308	—
James M. Follo	Adjusted operating profit	13,991	237,000	27,982	474,000
	Relative TSR	18,654	—	37,308	—
Meredith Kopit Levien	Adjusted operating profit	13,109	220,667	26,218	441,334
	Relative TSR	17,479	—	34,958	—
Mr. Thompson’s Special Equity Award
In recognition of the Board’s commitment to Mr. Thompson and the Company’s long-term strategy, on December 17, 2015, the Committee recommended, and the independent members of the Board of Directors approved, an equity award to Mr. Thompson with an aggregate grant date value of $3.0 million, consisting of:

•	$1.5 million in the form of 110,947 restricted stock units for shares of Class A stock that will vest on December 17, 2018, subject to Mr. Thompson’s continued employment; and

•
$1.5 million in the form of a performance award consisting of the potential to receive from 0% to 200% of a target of 98,361 shares of Class A stock. The performance award has a three-year performance period of 2016-2018. Payout is subject to Mr. Thompson’s continued employment, and will be based upon Relative TSR. The terms of the performance award are substantially the same as the terms of the portion of long-term performance awards based on Relative TSR described above.

Ms. Kopit Levien’s Restricted Stock Unit Grant
In April 2015, the Committee recommended a grant, effective May 4, 2015, of 7,228 restricted stock units for shares of Class A stock to Ms. Kopit Levien in connection with her promotion to her current position. The restricted stock units will vest, subject to her continued employment, on May 4, 2016.
Long-Term Performance Awards for 2013-2015
For the 2013-2015 long-term performance cycle, payouts were based on the achievement of specified goals under the following two performance measures:

•	Cumulative adjusted EBITDA: Represents 60% of an executive’s target award, with half paid in Class A stock and half paid in cash; and

•	Relative TSR: Represents 40% of an executive’s target award and is paid in Class A stock.

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Cumulative Adjusted EBITDA Component
For this component, potential payouts could range from zero to 200% based upon performance against a predetermined target set forth below:

Measure	Cumulative ($) (in thousands)
Target adjusted EBITDA	$762,382
Actual adjusted EBITDA[1]	$796,336

1.	Please see Appendix A for the calculation of adjusted EBITDA.
The Company’s achievement of 2013-2015 cumulative adjusted EBITDA resulted in a payout of the portion of the award based on adjusted EBITDA at 134% of target.
Relative TSR Component
The Company’s TSR for 2013-2015 was 66.91%, which ranked in the 63rd percentile relative to the companies in Standard & Poor’s 500 Stock Index at the beginning of the period. As a result, the payout of the portion of the 2013-2015 award based on Relative TSR was 152% of target.
Resulting Payout
The following table shows the target potential payments and the actual awards earned based on results over the 2013-2015 long-term performance cycle. Ms. Kopit Levien, who joined the Company in 2013, did not participate.

		Target			Actual
Name	Metric	Shares (#)	Cash Value ($)	Total Target ($) Value[1]	Shares (#)	Cash Value ($)	Total Award ($) Value[2]
Arthur Sulzberger, Jr.	Adjusted EBITDA Cash		900,000	900,000		1,206,000	1,206,000
	Adjusted EBITDA Shares	96,774		900,000	129,677		1,667,646
	Relative TSR Shares	129,032		1,200,000	196,129		2,522,219
	Total $ Value			3,000,000			5,395,865
Mark Thompson	Adjusted EBITDA Cash		900,000	900,000		1,206,000	1,206,000
	Adjusted EBITDA Shares	96,774		900,000	129,677		1,667,646
	Relative TSR Shares	129,032		1,200,000	196,129		2,522,219
	Total $ Value			3,000,000			5,395,865
Michael Golden	Adjusted EBITDA Cash		237,000	237,000		317,580	317,580
	Adjusted EBITDA Shares	25,484		237,000	34,149		439,156
	Relative TSR Shares	33,978		316,000	51,647		664,180
	Total $ Value			790,000			1,420,916
James Follo	Adjusted EBITDA Cash		237,000	237,000		317,580	317,580
	Adjusted EBITDA Shares	25,484		237,000	34,149		439,156
	Relative TSR Shares	33,978		316,000	51,647		664,180
	Total $ Value			790,000			1,420,916

1.	The “Total Target $ Value” reflects the value of the Adjusted EBITDA Shares and Relative TSR Shares at $9.30, calculated on the grant date using a Monte Carlo valuation.

2.	The “Total Award $ Value” reflects the value of the Adjusted EBITDA Shares and Relative TSR Shares at vesting (calculated using $12.86, the closing price on February 17, 2016).

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Mr. Thompson’s Sign-On Award
Under the terms of his Employment Agreement, in November 2012, Mr. Thompson received an equity sign-on award with an aggregate value of $3.0 million. One-half of this sign-on award was in the form of a performance-based stock award of 180,940 target shares of Class A stock (“Sign-On Performance Stock”). The Sign-on Performance Stock had a 36-month performance period beginning on December 1, 2012, and ending on November 30, 2015, with vesting based on the Company’s Relative TSR during such period. For the 36-month period ended November 30, 2015, the Company’s TSR was 58.59%, which placed it in the 52nd percentile of the companies comprising the Standard & Poor’s 500 Stock Index at the beginning of the period. As a result, Mr. Thompson was awarded 197,225 shares of Class A stock, representing 109% of his target. The remaining 50% of the sign-on award was in the form of stock options to purchase 385,604 shares of the Company’s Class A stock at $8.28 per share, the fair market value as of the November 12, 2012, grant date. As of November 12, 2015, these options were fully vested.

Name	Metric	Target Shares (#)	Potential Maximum Shares (#)	Actual Shares (#)	Share $ Value ($)[1]
Mark Thompson	Relative TSR	180,940	361,880	197,225	2,804,540

1.	The “Share $ Value” reflects the value of the Sign-On Performance Stock at vesting (calculated using $14.22, the closing price on December 1, 2015).
Long-Term Incentive Compensation for 2016-2018
In February 2016, the Committee structured 2016-2018 long-term incentive compensation as a similar opportunity for executives to earn cash and shares of Class A stock at the end of the three-year performance cycle, with payout tied to the achievement of performance-based goals, again based on cumulative adjusted operating profit and Relative TSR.
Other Elements of Executive Compensation
All executives are eligible to participate in the Company 401(k) Plan, and certain executives, including certain named executive officers, are participants in The New York Times Company Supplemental Executive Savings Plan (the “SESP”) and The New York Times Company Savings Restoration Plan (the “Restoration Plan”). These two unfunded supplemental defined contribution plans are intended to supplement retirement income to certain employees whose contributions to the Company 401(k) Plan are subject to limitation under the Internal Revenue Code. The SESP was frozen effective January 1, 2014. Our executives, including certain of the named executive officers, historically participated in The New York Times Company Supplemental Executive Retirement Plan (the “SERP”), a non-qualified defined benefit plan intended to supplement the retirement income payable under The New York Times Companies Pension Plan (the “Pension Plan”). Effective December 31, 2009, the Pension Plan and the SERP, as well as several other defined benefit plans, were frozen. For a further discussion of these plans, see “— Pension Benefits” and “—Nonqualified Deferred Compensation.”
We provide certain limited perquisites to our executive officers. Perquisites provided in 2015 consisted principally of financial planning services.
Recoupment of Compensation
The Company has a policy on recoupment of performance-based bonuses in the event of certain restatements of financial results arising due to an executive officer’s fraud or intentional misconduct. This policy is described above under “Board of Directors and Corporate Governance—Board Policy on Recoupment of Bonuses Upon Restatement Due to Fraud or Misconduct.”
Stock Ownership Guidelines
The named executive officers are subject to minimum stock ownership guidelines. These guidelines require that the Chairman, Chief Executive Officer and Vice Chairman own shares of the Company’s Class A stock equal in value to five times their current annual base salary, and the other named executive officers own shares of Class A stock equal in value to two times their current annual base salary. Ownership calculations include restricted stock units, shares of Class A stock equivalents attributed to an executive officer based on his or her holdings in the Company Stock Fund of the Company 401(k) Plan, and vested “in-the-money” options (50% of the in-the-money value of such options is used for this calculation). Potential share payments under long-term performance awards and unvested

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stock options are not included. An executive officer’s stock holdings are valued at the greater of the fair market value or the officer’s tax basis in the shares (or in the case of restricted stock units, the grant date fair value). Each executive officer has five years from becoming subject to the guidelines to attain the full holding requirements. If at any time an executive officer does not meet the ownership requirements, he or she is expected to abide by transfer restrictions on Company stock. All of our named executive officers are in compliance with the guidelines.
In addition, as part of our insider trading policy, executive officers generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions, or hold Company stock in a margin account or pledge Company stock as collateral for a loan.
Tax Matters
The Internal Revenue Code imposes limitations on the deductibility of compensation paid to certain executive officers named in the “Summary Compensation Table.” Certain compensation, including performance-based compensation meeting specified requirements, is exempt from this deduction limit. To the extent consistent with corporate performance objectives, we have structured, and intend to continue to structure, performance-based compensation to executive officers who may be subject to these limitations in a manner that maximizes the available deduction. Payouts under our annual and long-term incentive programs are intended to be fully deductible. However, we have awarded non-deductible compensation in the past, and we expect to do so in the future when we deem that it is necessary to further the objectives of executive compensation.
In setting executive compensation, the Committee structures performance-based awards intended to preserve tax deductibility while increasing Committee discretion to take account of individual achievement, as well as of unusual events or other factors that the Committee determines should not impact executive compensation. Annual and the long-term performance-based compensation based on adjusted operating profit are based on two independent sets of performance goals. One set is based on an adjusted operating profit margin and is designed to satisfy the requirements for tax-deductible performance-based compensation. However, in finalizing the payout of the awards, the Committee will generally exercise its discretion to reduce (but not increase) amounts payable under such performance-based awards to amounts based upon the achievement under a second set of performance objectives, which are, in the case of annual incentive compensation, the adjusted operating profit performance metric and the individual component discussed above, and, in the case of long-term incentive compensation, the adjusted operating profit metric discussed above. The computation of adjusted operating profit for purposes of these targets is subject to Committee discretion to make such adjustments that the Committee determines to be appropriate.
Stockholder Advisory Vote on Executive Compensation; Stockholder Outreach
At our 2015 Annual Meeting, we held an advisory vote on executive compensation (“say-on-pay” vote). Under our Certificate of Incorporation, the say-on-pay vote is an item on which our Class B stockholders vote, and the Class B stockholders overwhelmingly supported the say-on-pay proposal in 2015. In addition, members of management have, at the direction of the Board and the Compensation Committee, periodically participated in calls with representatives of significant stockholders to solicit their feedback on executive compensation matters. The Committee considers the results of the say-on-pay vote as well as the views of significant stockholders in designing executive compensation.

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Summary Compensation Table
The following table provides information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers for our 2015 fiscal year.
A significant amount of 2015 compensation (in “Stock Awards”) consisted of the grant date fair value of long-term performance awards that will not vest until the end of 2017. The amount shown for Mr. Thompson in that column also includes the value of his special equity award, $1.5 million of which represents restricted stock units that vest at the end of 2018 and $1.5 million of which represents a performance award, the value of which will depend on the Company’s total stockholder return over the three-year period from 2016 to 2018. In each case, payout is subject to Mr. Thompson’s continued employment. For a complete understanding of the table, please read the footnotes that accompany the table as well as the “Compensation Discussion and Analysis.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Arthur Sulzberger, Jr., Chairman and Publisher, The New York Times	2015	1,087,000	—	1,950,708	—	2,659,863	4,251	158,139	5,859,961
	2014	1,087,000	—	2,005,728	—	2,255,890	1,305,155	186,405	6,840,178
	2013	1,087,000	—	2,064,194	—	2,064,009	372	95,931	5,311,506
Mark Thompson, President and Chief Executive Officer	2015	1,000,000	—	4,950,716	—	2,556,000	1,237	147,308	8,655,261
	2014	1,000,000	—	2,264,272	—	1,075,000	—	176,257	4,515,529
	2013	1,000,000	—	2,064,194	—	1,455,000	—	56,226	4,575,420
Michael Golden, Vice Chairman	2015	627,000	—	513,692	—	899,123	1,847	87,801	2,129,463
	2014	627,000	—	528,183	—	752,268	660,053	99,155	2,666,659
	2013	627,000	—	543,571	—	763,025	163	46,200	1,979,959
James M. Follo, Executive Vice President and Chief Financial Officer	2015	557,114	—	513,692	—	841,476	1,441	65,522	1,979,245
	2014	543,537	—	1,382,474	—	704,217	16,562	73,063	2,719,853
	2013	534,694	—	543,571	—	669,011	118	42,260	1,789,654
Meredith Kopit Levien, Executive Vice President and Chief Revenue Officer[5]	2015	577,442	—	577,153	—	567,000	—	64,852	1,786,447

1.
In accordance with SEC proxy disclosure rules, included in the “Stock Awards” column for 2015 are the grant date fair values of (i) the stock-settled portion of the 2015-2017 performance awards, (ii) Mr. Thompson’s special equity award, and (iii) Ms. Kopit Levien’s restricted stock unit award, in each case as computed for financial reporting purposes in accordance with FASB ASC Topic 718.

For a discussion of the assumptions used in computing these valuations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 15 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015. The grant date fair value of an award is calculated by reference to the anticipated accounting expense and may not represent the actual value that will be realized. The grant date fair value of the stock-settled portion of long-term performance awards included in the table is based upon target payouts. For 2015, the grant date fair value of the maximum potential payouts of the portion of the performance awards based on adjusted operating profit (but not the portion based on Relative TSR) would be as follows: Mr. Sulzberger, Jr., $1,800,000; Mr. Thompson, $1,800,000; Mr. Golden, $474,000; Mr. Follo, $474,000; and Ms. Kopit Levien, $441,334. See “—Compensation Discussion and Analysis—Executive Compensation—Long-Term Incentive Compensation” for a description of the performance awards.

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2.	The “Non-Equity Incentive Plan Compensation” column reflects payments in connection with our annual incentive awards and the cash-settled portion of long-term performance awards as follows:

Name	Annual Incentive Awards	Long-Term Performance Cash Award (2013-2015 Cycle)
Arthur Sulzberger, Jr.	1,453,863	1,206,000
Mark Thompson	1,350,000	1,206,000
Michael Golden	581,543	317,580
James M. Follo	523,896	317,580
Meredith Kopit Levien	567,000	—
Long-term performance awards for 2013-2015 also included a stock-settled component that was reflected under “Stock Awards” for 2013, the year of grant. See “—Compensation Discussion and Analysis—Executive Compensation—Long-Term Incentive Compensation” for information on the aggregate stock and cash payouts of long-term performance awards for the 2013-2015 performance cycle.

3.
The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2015 represents only above-market interest credited to each named executive officer’s account for calendar year 2015 under the terms of the Restoration Plan as follows: Mr. Sulzberger, Jr., $4,251; Mr. Thompson, $1,237; Mr. Golden, $1,847; and Mr. Follo, $1,441. Under the terms of the Restoration Plan, participants’ accounts are credited with interest based on the yield of the Barclays Capital Long Credit Index, or a successor index. The interest rate for 2015 was 4.51%, which is considered above-market under SEC proxy disclosure rules as it is greater than 120% of the applicable federal long-term rate. Only the portion of the credited interest consisting of above-market payments are included in the above table. See “—Nonqualified Deferred Compensation” below for a discussion of the terms of the Restoration Plan. The same interest rate as applied to the Restoration Plan applied to the named executive officers’ accounts under the SESP, but for the reasons discussed below in footnote 4, this column does not reflect any portion of the interest credited to the SESP account.

For 2015, each of Mr. Sulzberger, Jr., Mr. Golden and Mr. Follo had a negative change in the actuarial present value of his accumulated benefit under the Pension Plan and the SERP as follows: Mr. Sulzberger, Jr., $(940,998); Mr. Golden, $(458,592); and Mr. Follo, $(3,086). Accordingly, no amounts were included in this column for 2015 in respect of a change in pension value. Mr. Thompson and Ms. Kopit Levien do not participate in the Pension Plan or the SERP.
The calculation of the actuarial present value of accumulated benefits assumes a discount rate as of December 31, 2015, of 4.55% for the Pension Plan and 4.40% for the SERP, and a discount rate as of December 31, 2014, of 4.05% for the Pension Plan and 3.90% for the SERP. For a discussion of the assumptions used in calculating the actuarial present value, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015.
The changes in actuarial present value are for the most part a function of the assumed discount rate and the adoption in 2014 of new mortality tables, which assume longer lives. As the pension benefit may only be paid in the form of an annuity, and not as a lump sum, a change in the present value has no impact on the amount an individual will receive. The Company froze the Pension Plan and the SERP effective December 31, 2009, and accordingly, the anticipated future annual Pension Plan and SERP payments to Mr. Sulzberger, Jr., Mr. Golden and Mr. Follo have not increased since that date.

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4.
The table below shows the 2015 components of the “All Other Compensation” column, which include perquisites, Company contributions to the Company 401(k) Plan and the Company credit to each named executive officer’s account under the Restoration Plan (together with the Company 401(k) Plan, the “Savings Plans”) and life insurance premiums.

Name	Perquisites[a]	Contributions to Savings Plans[b]	Life Insurance Premiums[c]
Arthur Sulzberger, Jr.	$15,000	$140,631	$2,508
Mark Thompson	15,000	129,800	2,508
Michael Golden	15,000	71,229	1,572
James M. Follo	—	64,153	1,369
Meredith Kopit Levien	—	63,560	1,292

(a)	Amounts for Messrs. Sulzberger, Jr., Thompson and Golden reflect the incremental cost to the Company of financial planning services ($15,000) in 2015.

(b)
Amounts represent Company matching contributions (up to Internal Revenue Service limits) with respect to named executive officers’ deferrals to the Company 401(k) Plan, a discretionary profit-sharing contribution to the Company 401(k) Plan and our credits to the named executive officers’ accounts under the Restoration Plan. See “—Nonqualified Deferred Compensation—Restoration Plan.”

(c)
We pay premiums for basic life insurance for eligible employees, including our executive officers. Coverage is equal to an employee’s annual salary, with a minimum of $20,000 and a maximum of $1 million.

The “All Other Compensation” column does not reflect credits to each named executive officer’s account, to the extent applicable, under the SESP. The SESP was frozen effective January 1, 2014. Under the terms of the SESP, each named executive officer’s notional account is credited with interest annually. The SESP provides that in no event may the sum of the benefits payable under the SESP and the frozen SERP exceed the value of the SERP benefit that the participant would have received had the SERP not been frozen as of December 31, 2009. As a result, until a SESP participant with a SERP benefit retires, it is not possible to calculate the amount of such participant’s notional SESP account that would be actually payable to the participant, and accordingly, the Company has not reflected such notional credits in column (i). See “—Nonqualified Deferred Compensation” for a description of the SESP and for the amount credited to the account of each named executive officer’s account during 2015, and in total. In addition, see “—Potential Payments Upon Termination or Change in Control” for a description of amounts payable to the named executive officers under the Pension Plan, the SERP and the SESP, assuming a retirement on December 27, 2015, the last day of our 2015 fiscal year.

5.	Ms. Kopit Levien commenced employment with the Company in August 2013 and became Executive Vice President and Chief Revenue Officer effective April 17, 2015.

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Grants of Plan-Based Awards
The table below summarizes grants of annual incentive awards and long-term performance awards to our named executive officers in 2015. The footnotes below the table provide additional detail on these awards.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)[7]
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Arthur Sulzberger, Jr.	2/19/15[1]	0	1,087,000	2,174,000
	2/19/15[2]	450,000	900,000	1,800,000
	2/19/15[3]				47,816	123,967	247,934		1,950,708
Mark Thompson	2/19/15[1]	0	1,000,000	2,000,000
	2/19/15[2]	450,000	900,000	1,800,000
	2/19/15[3]				47,816	123,967	247,934		1,950,708
	12/17/15[4]				29,508	98,361	196,722		1,500,005
	12/17/15[5]							110,947	1,500,003
Michael Golden	2/19/15[1]	0	438,900	877,800
	2/19/15[2]	118,500	237,000	474,000
	2/19/15[3]				12,592	32,645	65,290		513,692
James M. Follo	2/19/15[1]	0	391,698	783,396
	2/19/15[2]	118,500	237,000	474,000
	2/19/15[3]				12,592	32,645	65,290		513,692
Meredith Kopit Levien	2/19/15[1]	0	420,000	840,000
	2/19/15[2]	45,000	90,000	180,000
	2/19/15[3]				4,782	12,397	24,794		195,076
	5/04/15[6]	65,334	130,667	261,334
	5/04/15[6]				7,017	18,191	36,382		282,078
	5/04/15[6]							7,228	99,999

1.
Annual incentive award: Threshold, target and maximum amounts in connection with our 2015 annual incentive award program. The actual amounts that were paid are included in the Summary Compensation Table under column (g) for 2015. See “—Compensation Discussion and Analysis” for a description of the targets and the level of achievement for 2015.

2.
2015-2017 performance award (cash-settled): Threshold, target and maximum amounts in connection with cash-settled performance awards for the 2015-2017 cycle. Threshold amounts reflect the minimum amount payable for a certain level of performance. No payment is made for performance below such enumerated level. The actual amount that will be paid will depend on cumulative adjusted operating profit over the three-year period and will range from $0 to the maximum amount, depending on performance. See “—Compensation Discussion and Analysis” for a description of the performance measure.

3.
2015-2017 performance award (stock-settled): Threshold, target and maximum amounts in connection with stock-settled performance awards for the 2015-2017 cycle. Threshold amounts reflect the minimum amount payable for a certain level of performance. No payment is made for performance below such enumerated level. The actual number of shares that will be issued will depend on two performance measures, cumulative adjusted operating profit and total stockholder return relative to companies in the Standard & Poor’s 500 Stock Index, over the three-year period. The aggregate grant date fair value of this award, as set out in column (l), is included in the Summary Compensation Table under column (e) for 2015. See “—Compensation Discussion and Analysis” for a description of the performance measures.

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Column (l) shows the grant date fair values of stock-settled 2015-2017 performance awards, as estimated for financial reporting purposes. The grant date fair value for the performance awards measured against the cumulative adjusted operating profit metric is calculated based on the average of the high and low stock prices on the grant date and was $14.13. The grant date fair value for the performance awards measured against the relative total stockholder return metric is calculated on the grant date using a Monte Carlo valuation by an independent third party and was $16.94.

4.
Performance award (stock-settled) included in Mr. Thompson’s special equity award: Threshold amounts reflect the minimum amount payable for certain level of performance. No payment is made for performance below such enumerated level. The actual number of shares that will be issued will depend on total stockholder return relative to companies in the Standard & Poor’s 500 Stock Index, over a three-year performance period. The aggregate grant date fair value of this award, as set out in column (l), is included in the Summary Compensation Table under column (e) for 2015. The grant date fair value is calculated on the grant date using a Monte Carlo valuation by an independent third party and was $15.25. See “—Compensation Discussion and Analysis” for a description of Mr. Thompson’s special equity award.

5.	Restricted stock unit grant included in Mr. Thompson’s special equity award. See “—Compensation Discussion and Analysis” for a description of this equity award.

6.
In connection with her promotion to Executive Vice President and Chief Revenue Officer, Ms. Kopit Levien received an additional annual incentive award and additional 2015-2017 performance awards (cash-settled and stock-settled), effective May 4, 2015. The actual amount that was paid to Ms. Kopit Levien with respect to the additional annual incentive award is included in the Summary Compensation Table under column (g) for 2015. The aggregate grant date fair value of her additional stock-settled 2015-2017 performance award, as set out in column (l), is included in the Summary Compensation Table under column (e) for 2015. The grant date fair value for the stock-settled performance awards measured against the cumulative adjusted operating profit metric is calculated based on the average of the high and low stock prices on the grant date and was $13.835. The grant date fair value for the performance award measured against the relative total stockholder return metric is calculated on the grant date using a Monte Carlo valuation by an independent third party and was $16.76. In addition, Ms. Kopit Levien received a grant of 7,228 restricted stock units for Class A stock. See “—Compensation Discussion and Analysis” for a description of these additional awards.

7.
Column (l) shows the grant date fair values of (i) the stock-settled 2015-2017 performance awards, (ii) Mr. Thompson’s special performance award and (iii) Mr. Thompson’s and Ms. Kopit Levien’s restricted stock unit grants, in each case, as computed for financial reporting purposes in accordance with FASB ASC Topic 718. The reported amounts may not represent the actual value that will be realized.

Employment Agreement with Mark Thompson
On November 12, 2012, Mr. Thompson became the Company’s President and Chief Executive Officer. In connection with his appointment, Mr. Thompson and the Company entered into the Employment Agreement. Mr. Thompson’s compensation arrangement was a result of arm’s-length negotiations. In negotiating and approving Mr. Thompson’s compensation, the Board retained Frederic W. Cook & Co., Inc., an independent compensation consultant, as well as separate legal counsel.
In connection with his appointment, Mr. Thompson received an equity sign-on incentive award (the “Sign-On Incentive Award”) with an aggregate value of $3 million structured as follows:

•
50% was in the form of a performance-based stock award of 180,940 target shares of Class A stock (“Sign-On Performance Stock”). The Sign-On Performance Stock had a 36-month performance period beginning on December 1, 2012, and ending on November 30, 2015, with vesting based on the Company’s total stockholder return relative to the total stockholder return of those companies in the Standard & Poor’s 500 Stock Index at the start of the performance period, measured over the performance period. Based on the Company’s total stockholder return during this 36-month performance period, Mr. Thompson was awarded 197,225 shares of Class A stock, representing 109% of his target.

•
The remaining 50% was an award of options to purchase 385,604 shares of the Company’s Class A stock at $8.28 per share, the market value as of the November 12, 2012 grant date (“Sign-On Options”). The Sign-On Options have a term of 10 years and vested in equal annual installments on each of November 12, 2013, 2014 and 2015.

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Under the terms of the Employment Agreement, through November 12, 2015, Mr. Thompson was entitled to certain severance benefits upon termination in certain circumstances. His entitlement to this guaranteed severance lapsed in accordance with the terms of the Employment Agreement on November 12, 2015. Mr. Thompson’s employment is at-will without the benefit of an employment agreement.
Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding stock options, SARs, restricted stock units and performance awards as of December 27, 2015.

	Option Awards[1]				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[2] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)(j)
Arthur Sulzberger, Jr.	207,862		7.215	2/16/2022
	165,735		10.455	2/17/2021
	181,650		11.130	2/18/2020
	340,000		3.625	2/19/2019
	100,000		3.625	2/19/2019
							375,827	5,160,105
Mark Thompson	385,604		8.280	11/12/2022
					126,377	1,735,156
							405,335	5,565,250
Michael Golden	53,493		7.215	2/16/2022
	42,751		10.455	2/17/2021
	42,000		11.130	2/18/2020
							98,969	1,358,844
James M. Follo	53,410		7.215	2/16/2022
	42,751		10.455	2/17/2021
	42,000		11.130	2/18/2020
	100,000		20.235	2/21/2018
	54,000		23.865	2/2/2017
					46,492	638,335
							98,969	1,358,844
Meredith Kopit Levien					49,315	677,095
							73,965	1,015,539

1.	Stock options have a term of ten years from the date of grant.

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2.	Market value at December 24, 2015 ($13.73 per share), the last trading day of our 2015 fiscal year. The following table shows the grant and vesting dates of the restricted stock unit awards.

Name	Restricted Stock Units	Grant Date	Vesting Date
Arthur Sulzberger, Jr.	—	—	—
Mark Thompson	8,632	2/20/2014	(a)
	6,798	2/20/2014	2/20/2017
	110,947	12/17/2015	12/17/2018
Michael Golden	—	—	—
James M. Follo	46,492	2/20/2014	(a)
Meredith Kopit Levien	42,087	8/5/2013	8/5/2016
	7,228	5/4/2015	5/4/2016
(a)    These restricted stock units vest ratably over five years from the date of grant.

3.
Represents the number of shares of Class A stock subject to outstanding stock-settled 2015-2017 and 2014-2016 performance awards, and in the case of Mr. Thompson, the portion of his 2015 special equity award consisting of a performance award. The actual number of shares that will be issued will depend, in the case of each award other than Mr. Thompson’s special equity award, on two performance measures, a financial measure tied to cumulative adjusted operating profit, and total stockholder return relative to companies in the Standard & Poor’s 500 Stock Index, over the three-year period. Mr. Thompson’s performance award is based on the relative total stockholder return only. See “—Compensation Discussion and Analysis” for a description of the performance measures.

4.	Market value of the shares included in column (i) at December 24, 2015 ($13.73 per share), the last trading day of our 2015 fiscal year.
Option Exercises and Stock Vested
The following table shows amounts received upon the exercise of options and vesting of restricted stock units during the fiscal year ended December 27, 2015.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[1] (#) (d)	Value Realized on Vesting ($) (e)
Arthur Sulzberger, Jr.			325,806	4,189,865
Mark Thompson			525,189	7,024,984
Michael Golden[2]	76,667	805,920	85,796	1,103,336
James M. Follo[3]	115,000	1,190,303	121,919	1,622,059
Meredith Kopit Levien

1.
“Stock Awards” include shares of Class A stock paid out in early 2016 with respect to stock-settled 2013-2015 performance awards, and in the case of Mr. Thompson, 197,225 shares of Class A stock paid out in December 2015 with respect to his Sign-On Performance Stock (which had a three-year performance period ended November 30, 2015). See “—Compensation Discussion and Analysis—Long-Term Incentive Compensation.” In the case of Messrs. Thompson and Follo, “Stock Awards” also include 2,158 and 36,123 shares of Class A stock, respectively, delivered during 2015 upon the vesting of restricted stock units. The dollar amounts presented in column (e) represent the market value of those shares of Class A stock as of the respective vesting date.

2.
The dollar amount presented in column (c) for Mr. Golden represents the difference between the market price of Class A stock ($14.137) on May 27, 2015, the date of exercise, and the exercise price of the options (76,667 options, $3.625 exercise price).

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3.
The dollar amount presented in column (c) for Mr. Follo represents the aggregate value realized upon two different exercises and includes the difference between the market price of Class A stock ($14.069) on February 25, 2015, the date of one exercise, and the exercise price of the options (60,000 options, $3.625 exercise price) plus the difference between the market price of Class A stock ($13.873) on November 19, 2015, the date of the second exercise, and the exercise price of the options (55,000 options, $3.625 exercise price).

Pension Benefits
The following table shows the number of years of credited service and the actuarial present value of accumulated benefit under the Pension Plan and the SERP as of December 31, 2015, the measurement date for each plan. The present value amounts are estimates only, and do not necessarily reflect the actual amounts that will be paid to the named executive officers. Mr. Thompson and Ms. Kopit Levien do not participate in the Pension Plan or the SERP, which were frozen effective December 31, 2009, prior to their joining the Company.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)[1] (c)	Present Value of Accumulated Benefit ($)[2] (d)	Payments During Last Fiscal Year ($) (e)
Arthur Sulzberger, Jr.	Pension Plan	31	1,192,332	0
	SERP	31	11,594,132	0
Michael Golden	Pension Plan	25	1,017,533	0
	SERP	25	5,262,870	0
James M. Follo[3]	Pension Plan	3	66,786	0
	SERP	3	0	0

1.	Because the Pension Plan and the SERP were frozen effective December 31, 2009, years of credited service for purpose of calculating benefits are determined as of that date.

2.
The assumed retirement age used to calculate the actuarial present value of each named executive officer’s accumulated benefit is the age at which the named executive officer would be eligible to receive unreduced benefits. Under the Pension Plan, Mr. Sulzberger, Jr. became eligible to receive unreduced benefits at age 62 with 30 years of service, and Mr. Golden became eligible at age 65. Mr. Follo would be eligible to receive unreduced benefits at age 65.

Under the SERP, Messrs. Sulzberger, Jr., Golden and Follo would be eligible to receive unreduced benefits at age 60 with 10 years of service. The unreduced SERP benefit will make up any reduction in the Pension Plan benefit attributable to early retirement under the Pension Plan.
For a discussion of the assumptions used in calculating the valuation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015.

3.	Mr. Follo is eligible for early retirement under the Pension Plan, but has not vested under the SERP, which requires 10 years of service.
Pension Plan
The Pension Plan is a defined benefit pension plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code. Employees who were hired prior to January 1, 2009, were at least 21 years old and were not covered by a collective bargaining agreement became eligible to participate in the Pension Plan after completing one year of service, during which they rendered at least 1,000 hours of service. Effective December 31, 2009, the Company froze the Pension Plan, meaning no additional benefits accrue after that date. All of the named executive officers are participants other than Mr. Thompson and Ms. Kopit Levien, who each joined the Company after the Pension Plan was frozen.

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Computation of Pension Plan Benefits
Previously accrued benefits are determined under a formula that provides an annuity benefit at normal retirement age (65). This amount is the sum of:

•	1 1/2% of final average earnings (as of December 31, 2008) times years of service up to 25 years (as of December 31, 2008), plus

•	5/8% of final average earnings (as of December 31, 2008) times years of service in excess of 25 years up to 40 years (as of December 31, 2008), plus

•	5/8% of final average earnings (as of December 31, 2009) times years of service after December 31, 2008, and prior to January 1, 2010;
provided no more than 40 years of service in total may be used in the formula. However, if greater, the annual annuity benefit at normal retirement age is 1.1% of final average earnings (as of December 31, 2009) times years of service (as of December 31, 2009) up to 40 years.
“Final average earnings” are based on the highest 60 consecutive calendar months of earnings during the 120 consecutive months before December 31, 2008 or December 31, 2009, as applicable. For this purpose, earnings include total earnings from base salary, annual cash bonuses, and sales commissions, if any, but are limited each year in accordance with Internal Revenue Service rules ($245,000 in 2009, the last relevant year).
Payment of Benefits
Benefits are payable at age 65 (unless the participant is eligible for early retirement and elects to commence payment before age 65). The normal payment form is a straight life annuity for unmarried participants and a subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available. A participant generally may not elect to receive retirement benefits in a single lump-sum payment.
Early Retirement
Reduced benefits are available to participants retiring after age 55 with at least five years of service.
Age and Service Credits
We do not have a policy of granting additional age or service credits under the Pension Plan, although the Company has, on an ad hoc basis, amended the Pension Plan to grant age and/or service credits to specific groups of employees in connection with divestitures or for employees who elected to be covered by a voluntary buyout plan. None of our named executive officers have been granted age or service credits under the Pension Plan beyond their actual service.
Supplemental Executive Retirement Plan
The SERP is a frozen nonqualified defined benefit pension plan. Like the Pension Plan, the SERP was amended effective December 31, 2009, to discontinue future benefit accruals. Messrs. Sulzberger, Jr., Golden and Follo are participants.
SERP Benefits
SERP retirement benefits are based on a participant’s years of service with the Company and final average earnings, both determined as of December 31, 2009. Final average earnings for purposes of the SERP are computed the same way as under the Pension Plan, except that there is no annual limit on the amount of earnings that can be taken into account when computing SERP benefits. A participant vests in his or her SERP benefit upon attaining age 55 and completing 10 years of service. The normal payment form is the straight life annuity for unmarried participants and subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available, all actuarially equivalent in value. A participant generally may not elect to receive a lump-sum payment. Distributions are subject to compliance with Section 409A of the Internal Revenue Code. All participants are subject to non-competition restrictions for the duration of the period during which the participant is receiving benefits under the SERP.

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Normal Retirement
The annual SERP retirement benefit payable at normal retirement age (age 65) to a participant with at least 20 years of service as of December 31, 2009 is equal to 50% of final average earnings as of December 31, 2009, minus the benefits payable under the Pension Plan at age 65. Messrs. Sulzberger, Jr. and Golden each had at least 20 years of service as of December 31, 2009.
Participants with less than 20 years of service as of December 31, 2008, receive an annual SERP retirement benefit payable at normal retirement age (age 65) equal to (i) 2.5% of final average earnings as of December 31, 2009, for each year of service as of December 31, 2008, plus (ii) 2.2% of final average earnings as of December 31, 2009, for each year of service after December 31, 2008, and prior to January 1, 2010, provided that the aggregate years of service shall not exceed 20 years of service, minus (iii) benefits under the Pension Plan at age 65. Mr. Follo has less than 20 years of service, and accordingly his benefits will be determined at the reduced rate.
Early Retirement
A SERP participant who retires between the ages of 60 and 65 with 10 or more years of service will receive a benefit based on the participant’s service and final average earnings at December 31, 2009. This benefit will not be reduced because of early commencement. However, the benefit of a SERP participant who retires with 10 or more years of service between ages 55 and 60 will be reduced by 1/3 of 1% for each month benefits commence prior to age 60.
Nonqualified Deferred Compensation
The following table shows Company and participant contributions, earnings and balances as of year-end under the Restoration Plan and SESP. The Restoration Plan and the SESP operate on a calendar year basis and accordingly information is presented for calendar year 2015 rather than the Company’s fiscal year.

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($)[2] (c)	Aggregate Earnings in Last FY ($)[3] (d)	Aggregate Withdrawals/ Distributions in Last FY ($) (e)	Aggregate Balance at Last FYE ($) (f)
Arthur Sulzberger, Jr.	Restoration Plan	0	147,024	17,300	0	429,865
	SESP[4]	0	0	44,924	0	1,041,084
	Total	0	147,024	62,224	0	1,470,949
Mark Thompson	Restoration Plan	0	134,008	4,853	0	138,861
	SESP[4]	0	0	181	0	4,184
	Total	0	134,008	5,034	0	143,045
Michael Golden	Restoration Plan	0	61,783	7,520	0	186,441
	SESP[4]	0	0	22,615	0	524,079
	Total	0	61,783	30,135	0	710,520
James M. Follo	Restoration Plan	0	50,921	5,861	0	145,843
	SESP[4]	0	—	36,788	0	852,539
	Total	0	50,921	42,649	0	998,382
Meredith Kopit Levien	Restoration Plan	0	0	0	0	0
	SESP[4]	0	0	0	0	0
	Total	0	0	0	0	0

1.	Participants are not permitted to make contributions under the Restoration Plan or the SESP.

2.
The Company’s contributions to the named executive officers’ accounts under the Restoration Plan are included in column (i), and the portion of earnings credited to such account that are above-market earnings under SEC

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rules are included in column (h), of the Summary Compensation Table. See footnotes 3 and 4 to the Summary Compensation Table.

3.
Participants’ accounts under the Restoration Plan and the SESP are credited with interest on a daily basis at a rate based on the yield of the Barclays Capital Long Credit Index, or a successor index, as of the last business day in October of the preceding plan year. For 2015, the interest rate was 4.51%.

4.
The amounts included in the table for the SESP represent notional credits to the relevant named executive officer’s account during 2015 for interest and the account balances as of the end of the year. Under the terms of the SESP, in no event may the sum of the benefits payable under the SESP and the frozen SERP exceed the value of the SERP benefit that the participant would have received had the SERP not been frozen as of December 31, 2009. As a result, until a SESP participant retires, it is not possible to calculate the amount of such participant’s notional SESP account that would actually be payable to the participant. See “—Potential Payments Upon Termination or Change in Control” for a description of amounts payable to the named executive officers under the Pension Plan, the SERP and the SESP, assuming a retirement on December 27, 2015, the last day of our 2015 fiscal year. The SESP was frozen effective for plan years commencing after December 31, 2013. Ms. Kopit Levien is not a participant in the SESP.

Restoration Plan
Effective January 1, 2014, participants in the Company 401(k) plan receive a 100% Company matching contribution on their deferrals up to 6% of earnings each pay period (up to applicable limits under the Internal Revenue Code). Under the Restoration Plan, participants, including executive officers, receive a contribution of 6% of a participant’s earnings in excess of the amount of compensation that can be taken into account under the Company 401(k) Plan.
The Company credits participants’ accounts with interest daily based on the yield of the Barclays Capital Long Credit Index, or a successor index.
Participants vest in their accounts pursuant to a five-year graded vesting schedule or, upon a change in control, death, disability, retirement or attainment of age 65 while employed, become 100% vested. Upon termination of employment, participants will receive a lump-sum payment of their vested account balances under the Restoration Plan. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
Supplemental Executive Savings Plan
The named executive officers, other than Ms. Kopit Levien, are participants in the SESP, which was frozen effective for plan years commencing after December 31, 2013. For plan years through 2013, a SESP participant’s account was credited each year with a “supplemental contribution” equal to (i) 10% of his or her compensation for those who were SERP participants on December 31, 2009, or (ii) 5% for those who were not SERP participants on December 31, 2009. Certain participants, including Mr. Follo, were eligible for a “transition credit” equal to 10% of their compensation. Effective for plan years commencing after December 31, 2013, the Company has amended the SESP to discontinue all future supplemental contributions and transition credits. No other executive may be designated as a participant in the now frozen plan.
Participants vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. Upon termination of employment, participants receive a lump-sum payment of their vested account balances under the SESP. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
Deferred Executive Compensation Plan
The Company maintains a Deferred Executive Compensation Plan, which was frozen effective January 1, 2016. None of the named executive officers participate in this Deferred Executive Compensation Plan.

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Potential Payments Upon Termination or Change in Control
The following table sets out the compensation for the named executive officers assuming (i) a termination of the executive’s employment as a result of a termination, resignation, or death, disability or retirement; (ii) a change in control; or (iii) a termination of employment following a change in control, in all cases, as of December 27, 2015, the last day of our 2015 fiscal year. Each of Messrs. Sulzberger, Jr., Golden and Follo was eligible to retire as of December 27, 2015, and accordingly, a termination or resignation by any of them would be treated as a retirement. As noted above, under “—Employment Agreement with Mark Thompson,” the provisions of Mr. Thompson’s Employment Agreement that provided for guaranteed severance payments in the case of termination without “cause” or resignation for “good cause” lapsed on November 12, 2015. Accordingly, we have no employment agreements with any named executive officer that provide for severance or other guaranteed payments in the case of termination or change of control. However, certain elements of executive compensation are treated differently under various termination of employment scenarios or upon a change of control, as follows:

•
Current Compensation Components—Our current executive compensation consists primarily of a base salary and performance-based annual and long-term incentive compensation. In addition, in December 2015, Mr. Thompson received the special equity award discussed above. Base salary is paid through the last day worked, regardless of the reason for termination of employment. In the case of a termination of employment due to death, disability or, except in the case of Mr. Thompson’s special equity award, retirement, an executive would be entitled to prorated portions of existing annual and long-term performance awards, based on the period worked, as and when they are paid to other executives. In all other circumstances, the executive must be employed by the Company on the date of payment in order to receive payout of the applicable award. In the case of our three-year performance stock awards, upon the occurrence of a change of control, the performance period would be deemed to have ended upon such occurrence and payouts will be made in accordance with the performance over the shortened performance period.

•
Equity Awards—Certain of our named executive officers hold unvested restricted stock units. In the case of a termination of employment due to death or disability, all such unvested restricted stock units would immediately vest. Certain restricted stock units vest on retirement, while the terms of other restricted stock units (including those granted to Mr. Thompson and Ms. Kopit Levien in 2015) do not provide for vesting on retirement. In all other circumstances, restricted stock units would be forfeited upon termination. Upon the occurrence of a change of control, restricted stock units would vest if not assumed by any successor entity, and if so assumed, would vest upon a termination under certain circumstances within 12 months. Our named executive officers also hold stock options granted in fiscal years prior to 2013, all of which have vested.

•	Retirement benefits (Pension Plan and SERP)—Benefits will be paid out upon retirement as described above under “—Pension Benefits.”

•
Nonqualified deferred compensation (Restoration Plan and SESP)—Upon termination of employment for any reason, participants in the Restoration Plan and the SESP (or their beneficiaries, in the event of death) receive a lump-sum payment of their vested account balance, reduced, in the case of the SESP, so that the sum of the benefits payable under the SESP and the SERP do not exceed the value of the SERP benefit that would have been received had the SERP not been frozen as of December 31, 2009. Participants’ accounts under these plans would vest upon a change in control.

The following table and footnotes quantify the payments and benefits that each named executive officer would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company as of December 27, 2015, the last day of our 2015 fiscal year.

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Payment Upon Termination or Change in Control Table

Name	Termination[1] ($)	Resignation[1] ($)	Death, Disability or Retirement ($)	Change in Control[2] ($)	Termination Upon Change in Control[1,2] ($)
Arthur Sulzberger, Jr.
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	9,849,728	9,849,728	9,849,728	3,000,000	9,849,728
Restricted stock units[4]	0	0	0	0	0
Present value of Pension Plan and SERP benefits[5]	12,786,464	12,786,464	12,786,464	0	12,786,464
Nonqualified deferred compensation[6]	1,590,380	1,590,380	1,590,380	0	1,590,380
Mark Thompson
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	0	0	9,745,865	3,000,000	3,000,000
Restricted stock units[4]	0	0	1,616,639	0	1,735,156
Present value of Pension Plan and SERP benefits	N/A	N/A	N/A	N/A	N/A
Nonqualified deferred compensation[6]	0	0	173,223	4,184	4,184
Michael Golden
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	2,792,459	2,792,459	2,792,459	790,000	2,792,459
Restricted stock units[4]	0	0	0	0	0
Present value of Pension Plan and SERP benefits[5]	6,280,403	6,280,403	6,280,403	0	6,280,403
Nonqualified deferred compensation[6]	760,549	760,549	760,549	0	760,549
James M. Follo
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	2,734,812	2,734,812	2,734,812	790,000	2,734,812
Restricted stock units[4]	0	0	0	0	638,335
Present value of Pension Plan and SERP benefits[5]	76,399	76,399	76,399	0	76,399
Nonqualified deferred compensation[6]	188,796	188,796	188,796	852,539	1,041,335
Meredith Kopit Levien
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	0	0	1,012,185	445,185	445,185
Restricted stock units[4]	0	0	677,095	0	677,095
Present value of Pension Plan and SERP benefits	N/A	N/A	N/A	N/A	N/A
Nonqualified deferred compensation[6]	0	0	23,490	0	0

1.
Each of Messrs. Sulzberger, Jr., Golden and Follo were eligible to retire as of December 27, 2015. Accordingly, payments to them upon any termination or resignation, including, except in the case of Mr. Follo, following a change in control, would be the same as upon retirement as set forth under “Death, Disability or Retirement.” In the case of Mr. Follo, upon a change in control, his Restoration Plan and SESP accounts would vest and thus upon termination following a change in control, he would receive the additional nonqualified deferred compensation reflected in the table.

2.
Amounts included under “Change in Control” include the incremental compensation that the named executive officers would receive as a result of a change in control and do not include compensation under existing programs they would receive as a result of their continued employment following a change in control. Amounts included

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under “Termination Upon a Change in Control” include the aggregate amount the named executive officer would receive as a result of the change of control and a termination in connection therewith.
Under the 2010 Incentive Plan, upon the occurrence of a change of control, the performance period for existing long-term performance awards would be deemed to have ended and payouts would be made in accordance with performance over the shortened performance period. In addition, vesting of restricted stock units (which is time-based) would be accelerated to the extent that the awards are not assumed, substituted, or replaced by the Company’s successor, if any, and if such restricted stock units were so assumed, substituted or replaced, their vesting would accelerate only upon a subsequent involuntary termination of employment, other than on account of death, disability, retirement, or willful and gross misconduct or willful failure to perform services, within 12 months following the change in control.
Under the Restoration Plan and the SESP, participants vest in their accounts upon a change of control.
A change of control will generally be deemed to occur:

•	if a person or group (other than defined permitted holders) obtains the right or ability to elect or designate for election at least a majority of the Board; or

•
upon the consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer of the consolidated assets of the Company and its subsidiaries substantially as an entirety; provided, however, that any such share exchange, consolidation or merger will not be a change of control if holders of the Company’s common stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.

3.
The amounts shown under each column other than “Change in Control,” represent, in the case of annual and long-term awards paid in February 2016, the actual amounts paid, and in the case of long-term performance awards payable in future years, a prorated portion of the target amounts (two-thirds of target for the 2014-2016 cycle and one-third of target for the 2015-2017 cycle. Actual payouts of such ongoing long-term performance awards would be made at the end of the relevant performance period and would depend on the Company’s achievement of the applicable targets.

Under the 2010 Incentive Plan, upon the occurrence of a change of control, the performance period for existing long-term performance awards would be deemed to have ended and payouts would be made in accordance with performance over the shortened performance period. The amounts shown under the “Change in Control” column represent a prorated portion of the target amounts of long-term performance awards payable in future years (two-thirds of target for the 2014-2016 cycle and one-third of target for the 2015-2017 cycle).

4.
The amounts shown for “Restricted stock units” represent the value of restricted stock units that would become deliverable in shares, based on the Company’s closing stock price on December 24, 2015 ($13.73), the last trading day of our 2015 fiscal year. In the case of a termination of employment due to death or disability, all unvested restricted stock units would immediately vest. Certain restricted stock units vest on retirement, while the terms of other restricted stock units (including those granted to Mr. Thompson and Ms. Kopit Levien in 2015) do not provide for vesting on retirement.

Named executive officers also hold stock options granted in fiscal years prior to 2013, all of which have vested and thus, for purposes of the table, would be unaffected by the holder’s termination and/or a change of control.

5.
The amounts shown represent the actuarial present value of the aggregate anticipated annual payments under the Pension Plan and the SERP assuming retirement at December 27, 2015, based on the following anticipated annual payments:

Arthur Sulzberger, Jr.	$954,891
Michael Golden	495,912
James M. Follo	4,966

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Although the total present value of retirement benefits is shown, lump-sum payments are generally not permitted. Messrs. Sulzberger, Jr. and Mr. Golden are eligible for early retirement under the Pension Plan and the SERP. Mr. Follo is eligible for early retirement under the Pension Plan but not currently under the SERP. Mr. Thompson and Ms. Kopit Levien do not participate in the Pension Plan or the SERP, which were frozen effective December 31, 2009.

6.
The amounts shown represent the sum of the named executive officer’s vested Restoration Plan and SESP account balances. In the case of the Restoration Plan, the assumed account balances of Messrs. Sulzberger, Jr., Golden and Follo reflect a credit for 2015 through December 27, 2015, to be made in 2016. Because Mr. Thompson and Ms. Kopit Levien are not yet eligible to retire, neither would be entitled to this Restoration Plan credit in the event of a termination on December 27, 2015, other than in the case of death.

SESP participants vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. As of December 27, 2015, neither Mr. Thompson nor Mr. Follo had vested in his SESP benefit. Accordingly, the amounts shown for them upon a “Change in Control” and “Termination Upon Change in Control” reflect the resulting accelerated vesting upon such assumed change of control (which would be paid out upon any termination following such change of control).

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PROPOSAL NUMBER 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

U.S. public companies are required to provide stockholders a non-binding advisory vote to approve the compensation of the company’s named executive officers disclosed in the annual proxy statement (a “say-on-pay” vote). Under our Certificate of Incorporation, an advisory vote to approve compensation is not among the expressly enumerated items as to which the Class A stock has a vote. As a result, for the Company, the say-on-pay vote is reserved for a vote of the Class B stockholders.
At the Company’s 2015 Annual Meeting, the Class B stockholders overwhelmingly supported the say-on-pay proposal. We currently intend to hold our say-on-pay vote every year and the next advisory vote on the frequency of the say-on-pay vote will occur no later than 2017. Accordingly, at the 2016 Annual Meeting the Company is again providing Class B stockholders a nonbinding advisory vote to approve the compensation of the Company’s named executive officers.
Say-on-Pay Vote
Executive compensation is an important matter for the Company. We structure compensation for our executive officers:

•	to drive performance through the achievement of short-term and long-term objectives;

•	to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and

•	to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
We believe our compensation program, as currently structured and as implemented for 2015, is strongly aligned with the long-term interests of our stockholders. We urge you to read “Compensation of Executive Officers,” including the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion, beginning on page 35 of this Proxy Statement, for details on our executive compensation.
Recommendation and Vote Required
The Board of Directors recommends that the Class B stockholders vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby approved.
As an advisory vote, the result is non-binding on the Company and the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
The affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required pursuant to the Company’s By-laws for approval of this advisory proposal. Accordingly, broker non-votes will have no effect on this proposal and abstentions will have the same effect as votes against this proposal.

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PROPOSAL NUMBER 3—SELECTION OF AUDITORS

The Audit Committee has selected the firm of Ernst & Young LLP, an independent registered public accounting firm, as our auditors for the fiscal year ending December 25, 2016, subject to ratification of such selection by the Class A and Class B stockholders voting together as one class.
Ernst & Young has informed us that the firm has no direct financial interest nor any material indirect financial interest in us or any of our affiliated companies. Ernst & Young has not had any connection during the past three years with us or any of our affiliated companies in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
A representative of Ernst & Young will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders. The representative will also have the opportunity to make a statement if he or she decides to do so.
Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter requires the Audit Committee to pre-approve the rendering by our independent registered public accounting firm of all auditing services, internal control-related services and permitted non-audit services. The Chair of the Audit Committee may pre-approve the rendering of such services (other than internal control-related services) on behalf of the Committee, provided the matter is then presented to the full Committee at its next scheduled meeting.
Audit and Other Fees
The following table presents the aggregate fees incurred for audit and other services rendered by Ernst & Young during fiscal years 2015 and 2014.

Service Type	Fiscal 2015	Fiscal 2014
Audit Fees	$2,698,000	$2,557,000
Audit-Related Fees	—	—
Tax Fees	90,213	149,246
All Other Fees	—	—
Total Fees Billed	$2,788,213	$2,706,246
Audit Fees ($2,698,000; $2,557,000). This category includes the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, consents related to documents filed with the SEC and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.
Audit-Related Fees. There were no audit-related fees for 2015 or 2014.
Tax Fees ($90,213; $149,246). This category includes the aggregate fees billed by Ernst & Young for tax services. Fees for assistance in the preparation of tax returns, claims for refunds and tax payment planning, including support during income tax audits or inquiries, were $70,732 in 2015 and $46,175 in 2014. The remaining $19,481 in 2015 and $103,071 in 2014 were for tax advice and planning.
All Other Fees. No other fees were paid in 2015 or 2014.
Recommendation and Vote Required
The Audit Committee of the Board of Directors recommends a vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP, an independent registered public accounting firm, as auditors of The New York Times Company for the fiscal year ending December 25, 2016, is hereby ratified, confirmed and approved.

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The affirmative vote of a majority of the shares of Class A stock and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class, is required pursuant to the Company’s By-laws for approval of this resolution. As a result, abstentions will have the same effect as a vote against the proposal.
OTHER MATTERS

Submission of Stockholder Proposals for 2017
Stockholders who intend to present proposals at the 2017 Annual Meeting under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company not later than November 22, 2016. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s 2017 proxy materials.
Advance Notice
The Company’s By-laws provide that the nomination of persons for election to the Board and the proposal of business to be considered by stockholders may be made at the annual meeting as set out in the Company’s notice of such meeting, by or at the direction of the Board or by any stockholder of the Company who is entitled to vote at the meeting on such nomination or other proposal, and who, in the case of a holder of Class A stock, complies with certain notice procedures. Any holder of Class A stock proposing to nominate an individual for election to the Board by the Class A holders or proposing business to be considered by the Class A holders at an annual meeting must give written notice and certain information to the Secretary of the Company generally not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. As a result, stockholders who intend to present proposals at the 2017 Annual Meeting under these provisions must give written notice to the Secretary, and otherwise comply with the By-law requirements, no earlier than January 4, 2017, and no later than February 3, 2017.
Certain Matters Relating to Proxy Materials
We have adopted a procedure approved by the SEC called householding. Under this procedure, certain shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This delivery method can result in meaningful cost savings for the Company. Shareholders who participate in householding will continue to receive separate proxy cards.
We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and annual report or Notice in a separate envelope, as applicable, to a stockholder at a shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Proxy Statement, Annual Report or Notice in a separate envelope either now or in the future, please contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently receiving separate copies and wish to receive only one copy of future proxy materials for your household, in one envelope, please contact Broadridge at the above phone number or address.
By order of the Board of Directors.
Diane Brayton
Secretary and Assistant General Counsel
New York, NY
March 22, 2016

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APPENDIX A—COMPUTATION OF INCENTIVE COMPENSATION PERFORMANCE MEASURES

The following provides additional information on the computation of the performance measures used to determine executive compensation paid in connection with the 2015 annual incentive award and the 2013-2015 performance cycle. These measures are non-GAAP financial measures.
Adjusted Operating Profit
The Compensation Committee has determined to use adjusted operating profit for purposes of the financial component of the 2015 annual incentive compensation. Adjusted operating profit is defined as (i) revenues, adjusted to exclude the effect of acquisitions and dispositions, less (ii) total operating costs (excluding severance, depreciation and amortization and non-operating retirement costs). The Committee believes that adjusted operating profit is a useful measure of our performance for compensation purposes because it facilitates comparisons with historical operating performance on a consistent basis. In addition, adjusted operating profit is a measure often used by investors, analysts and others, and serves to align the interests of our executives and our stockholders.
The following table shows the computation of adjusted operating profit for our 2015 fiscal year, as defined above, for purposes of the financial component of the 2015 annual incentive compensation.

	(in thousands)
Revenues		$1,579,215

Total operating costs	1,393,246
Less:
Non-operating retirement costs	34,383
Severance	7,035
Depreciation and amortization	61,597
Adjusted operating costs excluding non-operating retirement costs, severance and depreciation and amortization		1,290,231

Adjusted Operating Profit		$288,984
Adjusted EBITDA
In establishing the performance targets for the long-term incentive performance awards for the 2013-2015 cycle, the Committee determined that adjusted EBITDA, defined as (i) revenues less (ii) total operating costs (excluding severance, depreciation and amortization and certain other items), adjusted to exclude the effect of acquisitions and dispositions, was a strong reflection of the Company’s underlying operating performance, taking into account the operating results without accounting and financing effects. The selection of this financial measure for the 2013-2015 performance cycle was intended to focus management on normalized cash flow, which allowed the Company to both make critical investments in its long-term growth strategy and service debt. This metric was a useful measure of performance for compensation purposes because it facilitated comparisons of historical operating performance on a consistent basis and has often been used by investors, analysts and others.

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The following table shows the computation of adjusted EBITDA, as defined above, for the 2013-2015 period.

(in thousands)	2013	2014	2015	Cumulative
Revenues	$1,577,230	$1,588,528	$1,579,215	$4,744,973
Adjusted to include revenues from the New England Media Group to the date of sale (presented in discontinued operations)	287,677	—	—	287,677
Adjusted revenues	1,864,907	1,588,528	1,579,215	5,032,650
Operating costs from continuing operations	1,411,744	1,484,505	1,393,246	4,289,495
Adjusted to include operating costs from the New England Media Group to the date of sale (presented in discontinued operations)	281,414	—	—	281,414
Adjusted operating costs	1,693,158	1,484,505	1,393,246	4,570,909
Less:
Severance (including amounts presented in discontinued operations)	12,707	36,082	7,035	55,824
Depreciation and amortization (including amounts presented in discontinued operations)	85,477	79,455	61,597	226,529
Adjusted operating costs excluding severance and depreciation and amortization	1,594,974	1,368,968	1,324,614	4,288,556
Pre-approved adjustments to exclude the effect of dispositions	5,600	30,000	30,700	66,300
Additional negative discretionary adjustments approved by the Compensation Committee to exclude the effect of various items (reducing adjusted EBITDA)	(6,000)	(4,879)	(3,179)	(14,058)
Adjusted EBITDA	$269,533	$244,681	$282,122	$796,336

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620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2016 (other than 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

401(k) PLAN PARTICIPANTS
All votes by participants in The New York Times Companies Supplemental Retirement and Investment Plan submitted over the Internet, by phone or mail must be received by 11:59 p.m. Eastern Time on May 1, 2016.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Class A Nominees:
01) Raul E. Cesan
02) Joichi Ito
03) Dara Khosrowshahi
04) James A. Kohlberg
05) Rebecca Van Dyck

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Ratification of the selection of Ernst & Young LLP as auditors					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
MAY 4, 2016
9:00 a.m. Eastern Time

The New York Times Building
620 Eighth Avenue, 15th Floor
New York, New York 10018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 4, 2016: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 4, 2016

The undersigned hereby appoints Arthur Sulzberger, Jr., Kenneth A. Richieri and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS A COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on May 4, 2016, at The New York Times Building, 620 Eighth Avenue, 15th Floor, New York, NY 10018, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of directors and FOR proposal 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

If the undersigned is a participant in The New York Times Companies Supplemental Retirement and Investment Plan, this card will also be used to provide voting instructions to the trustee for any shares attributed to the undersigned’s account on the record date, as set forth in the Notice of Annual Meeting and Proxy Statement.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 3, 2016. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Class B Nominees:
	01) Robert E. Denham	06) Brian P. McAndrews
	02) Michael Golden	07) Arthur Sulzberger, Jr.
	03) Steven B. Green	08) Mark Thompson
	04) Carolyn D. Greenspon	09) Doreen A. Toben
05) Ellen R. Marram

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	Advisory vote to approve executive compensation					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:
3.	Ratification of the selection of Ernst & Young LLP as auditors					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
MAY 4, 2016
9:00 a.m. Eastern Time

The New York Times Building
620 Eighth Avenue, 15th Floor
New York, New York 10018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 4, 2016: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 4, 2016

The undersigned hereby appoints Arthur Sulzberger, Jr., Kenneth A. Richieri and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS B COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on May 4, 2016, at The New York Times Building, 620 Eighth Avenue, 15th Floor, New York, NY 10018, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.